UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. __)

Filed by the Registrant	☑	Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

STERLING CONSTRUCTION COMPANY, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Letter to Shareholders
_________________________________________________________________________________________________
Dear Shareholders,
In 2020, almost everything we do changed as a result of the COVID-19 global pandemic. All of our market research, operational planning, and risk assessments became obsolete overnight. Simple tasks became hard, the everyday things we take for granted were gone and no one knew when they were coming back. What did not change was our focus on the safety of our people, taking care of our customers, and taking care of our communities. As an essential business keeping our infrastructure operating, we could not send everyone home and wait for the pandemic to end, we instead had to quickly adapt to the conditions we faced and continue to press forward. It is in these times that leaders get to see the true strength of their people and their organization’s culture. We saw our 3,000 employees come together to do the unimaginable. We revamped our processes, our procedures, and our job sites to make them COVID-19 safe for our employees and our customers. We converted a large portion of our office activities to a virtual platform, we executed in adverse conditions, and delivered another record year for our investors.
2020 Accomplishments
In 2020, we had the safest work environment in our company’s history. We saw our recordable incident rate reduced over 40%, and our lost time incident rate (LTIR) reduced over 20% making our LTIR almost 10 times better than the industry average. We ranked number 15 on Forbes’ 2021 Americas Best Small Companies list. We were number 26 on Engineering News-Record (ENR) Top 50 Domestic Heavy Contractors and we won the American Road and Transportation Builders 2020 National Safety Award.
We continued to build out and strengthen our team by driving diversity of thought and added new members with various backgrounds, genders, and race at all levels. As a result, 60% of our total workforce and 57% of our independent directors are gender or ethnically diverse.
For the year, our revenues grew over 25% to $1.4 billion. Our gross margin improved 380 basis points and our operating income increased 151% to $95 million. We generated $119.3 million cash from operations and repaid $77.7 million of debt. To our shareholders, we delivered $1.52 earnings per share, and our stock price increased 32%.
2021 Outlook
Looking forward, we stand committed to our strategy that is focused on growing the bottom-line, reducing risk, and building a platform for accretive future growth. The continued focus on strong governance, safety, and giving back to our communities (what we call, the Sterling Way) will not change; however, we will continue putting together a longer-term plan around how we can reduce negative environmental impacts associated with the nature of our business and the work we do.
We entered the year with strong markets in our Residential and Specialty Services and a record backlog in our Heavy Civil sector. Our goal in 2021 is to grow revenue 3.3%, grow net income 26% and deliver approximately $1.83 of EPS to our investors.
These results, if achieved, are expected to deliver another record year for the company and to our shareholders.

Sincerely,

Joseph A. Cutillo	Thomas M. White
Chief Executive Officer	Chairman of the Board

Sterling’s Response to COVID-19

_________________________________________________________________________________________________

As soon as the COVID-19 crisis hit, we quickly rose to the occasion. At the onset of the pandemic we created a task force and developed our COVID-19 Emergency Response Plan (ERP). Our task force met daily in the beginning, and in a very short timeframe we established a program and procedures to combat the virus within our organization. The response from the organization was remarkable, and without hesitation we immediately began implementing our plan to do our part in stopping the spread of the virus.

Safety of Our People

Protecting our employees has been paramount. As we managed through the pandemic in 2020, it became important that we had the right procedures in place for our managers and supervisors, as well as our safety and HR teams. Having the proper guidance and situation based flow charts has helped us navigate this unprecedented situation and has been crucial to slowing the spread of COVID-19 within our company. Our procedures have helped us remain consistent across our businesses, and even more importantly, have kept our employees safe.

Working as an essential business, we implemented many different measures to slow the spread of the virus. Our employees were trained on the signs and symptoms to watch for, and the importance of reporting any close contact with someone who had COVID-19. We conduct daily temperature checks for employees and visitors who enter our project sites and office buildings. We also provide additional Personal Protective Equipment (PPE) as needed. COVID-19 questionnaires are completed with our field employees and social distancing practices have been implemented on our projects and in our offices. We have also increased cleaning in our offices and installed additional hand washing stations in the field locations.

Partnering with our Clients

With all of our clients, the first order of business has been to keep everyone safe, and it became very clear from the start that we all needed to work together. In order to be successful and manage the pandemic effectively, we worked as a team by communicating any obstacles, and maintained flexibility to address any necessary changes. We readily share our ERP with our clients, and when necessary we have worked jointly with the client to incorporate their requirements into our plan.

Like most organizations, we are not immune to having employees contract the virus. In these instances, we keep our clients informed of how we are managing the situation, including the contact tracing of any individuals who may have been in close proximity to an employee who tested positive. This has allowed us to quickly and effectively administer our testing and quarantine procedures.

Planning for the Future

Our key learnings throughout this period center on teamwork and organizational flexibility. Both have been critical to our success while navigating through these challenging times. We have learned how to better support one another and quickly adapt in a changing environment. We may not know what the future holds, but we rest assured knowing that we have a great group of employees at Sterling. Each day, our employees come together as a team to keep our company moving forward.

Notice of Annual Meeting of Shareholders

Date:	Wednesday, May 5, 2021

Time:	8:30 a.m., local time

Place:	1800 Hughes Landing Boulevard
Suite 250
The Woodlands, Texas 77380

Due to the ongoing COVID-19 pandemic, we have limited capacity for in person attendance and are implementing safety protocols for our annual meeting. All attendees will be required to wear masks and follow social distancing protocols. We reserve the right to implement other safety measures as we deem prudent or as required by any applicable laws or government orders. In the event that it is not possible or advisable to hold the annual meeting in person or at the scheduled date, time or location, we will announce alternative arrangements for the annual meeting as promptly as practicable.

Purpose:	(1) To elect the seven director nominees named in the accompanying proxy statement;

(2) To approve, on an advisory basis, the compensation of our named executive officers;

(3) To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2021;

(4) To adopt the amended and restated 2018 stock incentive plan; and

(5) To transact such other business as may properly come before the annual meeting.

Record Date:	Only shareholders of record as of the close of business on March 11, 2021 are entitled to notice of and to attend or vote at the annual meeting.

Proxy Voting:
It is important that your shares are represented at the annual meeting. Accordingly, after reading the accompanying proxy statement, please promptly submit your proxy and voting instructions as described on the proxy card.

By Order of the Board of Directors
Mark D. Wolf
General Counsel & Corporate Secretary
March 24, 2021

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 5, 2021.

This proxy statement and the Company’s 2020 annual report to shareholders are available at http://www.proxyvote.com

Sterling Construction | 2021 Proxy Statement | i |

| ii | Sterling Construction | 2021 Proxy Statement

Proxy Statement Summary
This summary highlights selected information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before submitting voting instructions for your shares. For more information regarding our 2020 financial and operational performance, please review our 2020 annual report to shareholders (“2020 annual report”). The 2020 annual report, including financial statements, is first being made available to shareholders together with this proxy statement on or about March 24, 2021.
2021 Annual Meeting of Shareholders

Time and Date:	8:30 a.m., local time, Wednesday, May 5, 2021

Place:	1800 Hughes Landing Boulevard Suite 250 The Woodlands, Texas 77380

Due to the ongoing COVID-19 pandemic, we are implementing safety protocols for our annual meeting. All attendees will be required to wear masks and follow social distancing protocols. We reserve the right to implement other safety measures as we deem prudent or as required by any applicable laws or government orders. In the event that it is not possible or advisable to hold the annual meeting in person or at the scheduled date, time or location, we will announce alternative arrangements for the annual meeting as promptly as practicable.

Record Date:	March 11, 2021

Voting:	Shareholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director position and one vote for each of the other proposals to be voted on at the annual meeting.
Agenda and Voting Recommendations

Item	Description	Board Vote Recommendation	Page
1	Election of seven director nominees	FOR each nominee	14
2	Advisory vote to approve the compensation of our named executive officers	FOR	37
3	Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2021	FOR	40
4	Adoption of the amended and restated 2018 stock incentive plan	FOR	41

Sterling Construction | 2021 Proxy Statement | 1 |

Corporate Governance Highlights
We are committed to strong and effective governance practices that promote and protect the interests of our shareholders. Our commitment to good corporate governance is illustrated by the following highlights:

6 of 7 director nominees independent	100% independent committees	Separate Chair and CEO roles

Demonstrated board refreshment	Annual election of directors by majority vote in uncontested elections	Clawback policy

Robust board governance guidelines and business and supplier codes of conduct	Continued focus on gender and racial/ethnic diversity of board members	No shareholders’ rights plan

Annual board and committee performance evaluations	Stock ownership guidelines for directors and executive officers	Independent directors regularly meet in executive session without management present
Director Nominees Overview

Name	Age	Director Since	Independent	Experience
Roger A. Cregg‡	64	2019	✓	Former President and CEO of AV Homes, Inc.; Director of Comerica Incorporated
Joseph A. Cutillo	55	2017		Chief Executive Officer of Sterling Construction Company, Inc.
Raymond F. Messer	73	2017	✓	Chairman Emeritus and Former CEO of Walter P Moore
Dana C. O’Brien	53	2019	✓	Senior Vice President and General Counsel of The Brink’s Company
Charles R. Patton	61	2013	✓	Executive Vice President - External Affairs of American Electric Power Company, Inc.; Director of Messer, Inc. and Messer Construction Company
Thomas M. White*	63	2018	✓	Former Chair of Cardinal Logistics Holdings; Former CFO of Hub Group, Inc.
Dwayne A. Wilson	62	2020	✓	Former Senior Vice President of Fluor Corporation; Director of Ingredion, Inc.; Director of Crown Holdings; Director of Prisma Health
* Chair of the board.
‡ Audit committee financial expert.
On December 23, 2020, Marian M. Davenport notified the Company that she did not want to be considered for nomination for re-election to the board at the annual meeting. The governance/nominating committee is in the process of identifying potential director candidates to recommend to the board, but does not expect to complete this process by the date of the annual meeting.

| 2 | Sterling Construction | 2021 Proxy Statement

Board Diversity	Board Independence

Three of Seven Director Nominees are either Women or Racially/Ethnically Diverse	Six of Seven Director Nominees are Independent

Board Tenure	Director Age

Average Board Tenure: ≈ 3 Years	Average Age of Director Nominees: ≈ 62
2020 Performance Highlights

Revenues increased 26.7% in 2020 to $1.4 billion, from $1.1 billion in 2019	Record year-end backlog of $1.2 billion and combined backlog of $1.5 billion, both with record gross margins	Net income increased to a record $42.3 million in 2020, from $39.9 million in 2019
The financial improvements reflect progress in delivering our multi-year strategy to solidify the base, grow high margin products and expand into adjacent markets. Our strategic element to solidify the base of the heavy civil construction business focuses on cost reductions, remaining disciplined at the bid table, monitoring pricing at the time of bid, and executing the projects to expectations. The strategy element to grow high margin products is reflected in the increasing percentage of backlog of non-heavy highway projects. Finally, expansion of both the residential and specialty services business, as well as other acquisition opportunities, will lead to further expansion into adjacent markets.

Sterling Construction | 2021 Proxy Statement | 3 |

Corporate Social Responsibility Highlights
We are committed to operating in a sustainable manner and being a responsible corporate citizen for the benefit of our customers, investors, employees, environment and the communities in which we live and work. We strive to grow our business in a sustainable and environmentally responsible manner. To learn more about our environmental and social governance programs, please see our Environmental, Social and Governance (ESG) discussion posted within the Sustainability section of our website at www.strlco.com. The information contained on our website is not a part of this proxy statement and is not deemed incorporated by reference into this proxy statement or any other public filing made with the Securities and Exchange Commission (the “SEC”).
Executive Compensation Highlights
During the last few years, we have made several key enhancements to our executive compensation programs:

Focus on shareholder alignment	Transparent and rigorous annual incentive plan	Equity incentives tied to long-term growth	Commitment to sound compensation governance
We are committed to developing and maintaining executive compensation practices that enhance the performance of the Company and long-term value for its shareholders.

What We Do:	What We Don’t Do:
✓    Executive Incentive Program contains both short term and long term incentive awards.
✓    Rigorous and transparent incentive plans: Awards under our executive incentive programs are primarily based on the achievement of specific quantitative performance metrics.
✓    Retention of Independent Compensation Consultant.
✓    Stock Ownership Guidelines applicable to executive officers.
✓    Clawback Policy: The Company has a clawback policy applicable to awards under our cash and equity incentive programs.

Х    No Tax Gross-Ups: We do not provide any tax gross ups to our executive officers.
Х    Anti-Hedging Policy: We prohibit our executive officers from entering into hedging arrangements with respect to our securities.
Х    Anti-Pledging Policy: We prohibit our executive officers from pledging our securities.
Х    No Guaranteed Bonuses: We do not guarantee bonus payments to our executive officers.
Х    No Credit for Unvested Performance Shares under our stock ownership guidelines applicable to executive officers.

| 4 | Sterling Construction | 2021 Proxy Statement

Corporate Governance
Board Governance Guidelines; Ethics and Business Conduct Policy
We are committed to strong and effective governance practices that promote and protect the interests of our shareholders. Our board governance guidelines, along with the charters of the standing committees of our board, provide the framework for the governance of the Company and reflect the board’s commitment to monitor the effectiveness of policy and decision making at both the board and management levels. Our board governance guidelines and our code of business conduct are available at www.strlco.com under Investor Relations–Board Governance and –Code of Business Conduct, respectively. Both are available in print to any shareholder who requests a copy. Amendments to or waivers of our code of business conduct granted to any of our directors or executive officers will be published promptly on our website. Such information will remain on our website for at least 12 months.
Board Composition and Leadership Structure
Our board has the primary responsibility of oversight of the management of our business and affairs. Our current board of directors consists of eight members, seven of whom have been determined by our board to be independent. Mr. Cutillo, our chief executive officer, is our only non-independent director. Our board of directors recognizes the importance of having a strong independent board leadership structure to ensure accountability and to provide effective oversight of management.
Thomas M. White serves as our chair of the board of directors with responsibilities that include: (1) presiding at meetings of the board and executive sessions of its independent directors; (2) presiding at the annual meeting of shareholders; (3) serving as a liaison between the independent directors and senior management; (4) approving the agendas for board meetings; and (5) calling meetings of the full board and executive sessions of the independent directors. The board of directors believes that the separation of the roles of chair and chief executive officer, as required by our board governance guidelines, continues to be the appropriate leadership structure for the Company at this time. The board believes this structure provides an effective balance between strong company leadership and appropriate safeguards and oversight by independent directors.
Board and Committee Independence; Financial Experts
On the basis of information solicited from each director, and upon the advice and recommendation of the governance/nominating committee, our board of directors annually determines the independence of each of our then-current directors in connection with the nomination process. Further, in connection with the appointment of any new director to the board during the year, our board of directors makes the same determination. In making these determinations, our board, with assistance from the Company’s general counsel, evaluated responses to a questionnaire completed annually by each director regarding relationships and possible conflicts of interest between each director, the Company and management. In its review of director independence, our board and general counsel considered all commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships any director may have with the Company or management.
Our board of directors has determined that each of our director nominees (other than Mr. Cutillo) has no material relationship with the Company and is independent as defined in the director independence standards of NASDAQ listing standards, as currently in effect. Further, our board of directors has determined that each of the members of the audit, compensation, and governance/nominating committees has no material relationship with the Company and satisfies the independence criteria (including the enhanced criteria with respect to members of the audit and compensation committees) set forth in the applicable NASDAQ listing standards and SEC rules. In addition, our board of directors has determined that Mr. Cregg qualifies as an “audit committee financial expert,” as such term is defined by the rules of the SEC.
Director Nominees Experience and Skills Matrix
The following table notes the breadth and variety of experience and skills that each of our director nominees brings to the Company and which enable the board to provide insightful leadership to the Company to advance its strategies:
Sterling Construction | 2021 Proxy Statement | 5 |

Director Nominees Experience and Skills Matrix
Public Company C-Suite Experience	Service as CEO or a direct report to the CEO of a public company. In these capacities, Directors will have participated in matters of strategy, capital markets, human resources and functional or business leadership.	6 of 7 director nominees
Construction Industry Experience	Service as an operating executive or director at a company engaged in performing engineering and/or construction services or that routinely executes large scale capital projects. Directors meeting this criteria will be versed in all aspects of capital project management.	6 of 7 director nominees
Financial, Accounting and Financial Reporting Experience	Service within the past five years as a CEO or senior financial executive of a publicly-listed company, a partner with leadership responsibility at a major public accounting or investment banking firm serving publicly-listed companies, or as a member of the audit committee of a publicly-listed company.	5 of 7 director nominees
Other Public Company Board Experience	Directors who serve or have served on the board of another public company for a minimum of three consecutive years, providing knowledge of corporate governance, executive compensation, C-suite succession planning and talent development and executive compensation matters.	3 of 7 director nominees
Customer Knowledge	Experience working for a company in an end market served by the Company or that provides services or products to companies within the same end markets. This service will provide insight into the competitive landscape, end market sector trends and/or customer decision making factors.	4 of 7 director nominees
Enterprise Risk Management & Oversight	Experience overseeing enterprise-wide risk as a public company executive or board member. Qualifications will include an understanding of the risks facing the Company in areas of relevance, such as legal and regulatory compliance, project management, cybersecurity, crisis management, and environmental, sustainability and governance.	6 of 7 director nominees

In connection with our commitment to strong governance practices that deliver value to our shareholders, during 2020, the governance/nominating committee retained an independent third party to assist in an evaluation of the composition of the board, including the experience, qualifications, attributes and skills of the members of the board and committees. The independent third party concluded that the board has more c-suite experience, the same amount of industry experience, more customer knowledge and more enterprise risk management experience than its peer group and that the board also has ample financial experience. The third-party firm is also assisting the governance/nominating committee with its director search process.
Board Diversity, Tenure and Refreshment
We believe the Company’s director recruitment and nomination process demonstrates its continued focus on gender and racial diversity, as well as helps to ensure a diversity of skills, experience and tenure on our board, which further promotes and supports the Company’s long-term strategic goals.
Board Diversity
The addition of five new independent directors in the past four years (as discussed in more detail below under “Board Tenure and Refreshment”) has increased the diversity of our board, including the gender, racial, experience and skills diversity of our board. Three of seven director nominees are either women or are racially/ethnically diverse, with one of our directors self-identifying as African American. Although we do not have a formal diversity policy, we continue to focus on diversity as an important factor in determining the composition and make-up of the board and board diversity is a consideration in making nominee recommendations and filling board vacancies. During the recruitment and evaluation of the suitability of current directors and potential director-nominees, the governance/nominating committee considers the diversity of directors and nominees as one consideration among many. To achieve diversity among directors, the governance/nominating committee considers a number of demographics, including, but not limited to, race, gender, ethnicity, culture, nationality and age to continue developing a board that reflects diverse backgrounds, viewpoints, experience, skills and expertise.
Board Tenure and Refreshment

In September 2020, the board appointed Dwayne A. Wilson to serve as a director. Mr. Wilson is an independent director who added more public company board experience, industry experience and racial diversity to the board. The average tenure of our director nominees is less than 5 years, and the average age is approximately 62. As part of its board recruitment and refreshment process, the board will continue to seek to appoint new directors who complement the
| 6 | Sterling Construction | 2021 Proxy Statement

diversity, skills and expertise of the board. As mentioned above, gender and racial/ethnic diversity will remain an important factor for the board in its director recruitment and refreshment efforts.
Board Succession Planning
A key responsibility of the board is ensuring that an effective process is in place to provide continuity of leadership at all levels of the Company. The board, in conjunction with the governance/nominating committee, regularly focuses on succession planning as part of its refreshment procedure. In addition, the governance/nominating committee will continue to engage in regular dialogue relating to succession planning, including upcoming vacancies and potential candidates in keeping with its governance responsibilities.
Board and Committee Meeting Attendance
Our board of directors held a total of five meetings during 2020. During 2020, each director participated in more than 75% of the total number of meetings of our board and meetings of each committee on which such director served.

We expect our directors to attend the annual meetings of our shareholders. Our company practice is to schedule a regular meeting of the board of directors on the same day as the annual meeting of shareholders. All of our directors attended our 2020 annual meeting of shareholders either in person or by phone, and were available to answer questions.
Board Committees
To provide for effective direction and management of our business, our board has established three standing committees: an audit committee, a compensation and talent development committee (referred to as the “compensation committee” in most instances herein) and a corporate governance and nominating committee (referred to as the “governance/nominating committee” in most instances herein). Each of the audit, compensation and governance/nominating committees are composed entirely of independent directors. Each committee operates under a written charter adopted by our board. All of the committee charters are available on our website at www.strlco.com under Investor Relations and are available in print upon request. The following table identifies the current committee members.

Name of Director(1)	Audit Committee	Compensation and Talent Development Committee	Corporate Governance and Nominating Committee
Roger A. Cregg	Chair	--	✓
Marian M. Davenport(2)	✓	--	--
Raymond F. Messer	✓	--	Chair
Dana C. O’Brien	--	Chair	✓
Charles R. Patton	--	✓	✓
Thomas M. White	--	--	--
Dwayne A. Wilson(3)	✓	✓	--
(1)As a non-independent director, Mr. Cutillo does not serve as a member of any committee of the board, all of which are composed entirely of independent directors. In addition, our board Chairman, Mr. White, does not sit on any committee of the board.
(2)As noted above, Ms. Davenport will not stand for re-election at the annual meeting.
(3)Mr. Wilson joined the audit and compensation committees in September 2020.
Audit Committee
The audit committee assists the board in fulfilling its oversight responsibilities related to (1) the effectiveness of the Company’s internal control over financial reporting; (2) the integrity of the Company’s financial statements; (3) the qualifications and independence of the Company’s independent registered public accounting firm; (4) the evaluation of the performance of the Company’s independent registered public accounting firm; and (5) the review and approval or ratification of any transaction that would require disclosure under Item 404(a) of Regulation S-K of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Please refer to the “Audit Committee Report” included in this proxy statement for more information. The audit committee held seven meetings in 2020.
Compensation and Talent Development Committee
The compensation committee assists the board in fulfilling its oversight responsibilities by (1) discharging the
Sterling Construction | 2021 Proxy Statement | 7 |

board’s responsibilities relating to the compensation of our executive officers; (2) administering our cash-based and equity-based incentive compensation plans; and (3) overseeing the Company’s talent development strategy. Please refer to “Compensation and Talent Development Committee Procedures” included in this proxy statement for more information. The compensation committee held six meetings and one joint meeting with the governance/nominating committee in 2020.
Corporate Governance and Nominating Committee
The governance/nominating committee assists the board in fulfilling its oversight responsibilities by (1) identifying, considering and recommending to the board qualified candidates for directorship; (2) monitoring the composition of the board and its committees and making recommendations to the board on the membership of the committees; (3) maintaining our board governance guidelines and recommending to the board any desirable changes; (4) evaluating the effectiveness of the board and its committees; (5) with input from the chair of our compensation committee, determining the compensation of our directors; and (6) addressing any related matters required by the federal securities laws or The NASDAQ Stock Market LLC (“NASDAQ”). The governance/nominating committee held eight meetings and one joint meeting with the compensation committee in 2020.
Compensation and Talent Development Committee Procedures
The compensation committee has the sole authority to set annual compensation amounts and annual incentive plan criteria for our executive officers, evaluate the performance of our executive officers, and make awards to our executive officers under our incentive plans and programs. The compensation committee also reviews, and when appropriate, recommends to the board any proposed plan or arrangement, including employment agreements, providing for incentive, severance, retirement, change-in-control or other compensation to our executive officers. The compensation committee oversees our assessment of whether our compensation policies and practices are likely to expose the Company to material risks.
In exercising its authority and carrying out its responsibilities, the compensation committee meets to discuss the structure of executive compensation, proposed employment agreements, severance arrangements, salaries, cash and equity incentive awards, and the achievement and the setting of financial and individual performance goals on which executive incentive compensation is based, using information circulated in advance of the meeting by, or on behalf of, the chair of the compensation committee. The compensation committee may delegate any of its responsibilities to one or more members of the committee, except to the extent such delegation is prohibited by law, rules and regulations of the SEC or the listing standards of NASDAQ. When the compensation committee discusses an executive officer's compensation, he or she is not permitted to be present.
The compensation committee engaged an independent executive compensation consultant to advise the compensation committee on matters related to executive compensation. Please refer to the section titled “Executive Officer Compensation—Compensation Discussion and Analysis” for more information related to the independent executive compensation consultant.
Board Evaluation Process
The governance/nominating committee is responsible for overseeing the annual performance evaluation of the board. Annually, an evaluation of the full board and each committee is conducted. This board evaluation process is intended to evaluate director performance for the purpose of improving board and committee processes and effectiveness. The process produces quantitative ratings and subjective comments in key areas of board practices and provides directors with suggestions for improvement. The evaluation covers topics such as board and committee (i) composition and structure; (ii) meetings and materials; (iii) interaction with management; and (iv) role and effectiveness. The evaluation summary is then discussed by the independent directors in an executive session held for such purpose. Any areas of board or committee performance that are identified as needing improvement or change are considered by the governance/nominating committee, which then makes a recommendation to the board on the matter. Recent improvements as a result of the board evaluation process include more clarity surrounding committee responsibilities, periodic rotation of committee chairs and membership, and consideration of director age limits.

Board’s Role in Oversight of Risk Management
Our board of directors as a whole is responsible for risk oversight, with reviews of certain areas being conducted by the relevant board committees that report to the full board. In its risk oversight role, our board focuses on understanding the nature of our enterprise risks, including our operations and strategic direction, as well as the adequacy
| 8 | Sterling Construction | 2021 Proxy Statement

of our risk management process and overall risk management system. There are a number of ways our board performs this function, including (i) receiving management updates on our business operations, financial results and strategy and discussing risks related to the business at each regular board meeting, (ii) regularly receives reports on all significant committee activities at each regular board meeting and (iii) evaluating the risks inherent in significant transactions, as applicable. Throughout the year, the board of directors received briefings and assessments of the Company’s risks, including, among other items, the following key risks related to:

•Contract structure and litigation management
•Project construction and claims management
•Health, safety and environment (“HSE”) compliance, including COVID-19 impacts
•Environmental, social and governance (“ESG”) compliance
•Internal controls and financial reporting

•Information technology (“IT”) governance and data security
•Macro-economic factors
•Management and integration of 50% owned entities, construction joint venture (“JV”) partners and new acquirees
•Organizational alignment, strategy and growth
•Project selection and bid management
•Talent acquisition, development and retention

Our board believes that full and open communication between executive management and our board is essential to effective risk oversight. Our chair of the board meets regularly with executive management to discuss a variety of matters including business strategies, opportunities, key challenges and risks facing the Company, as well as enterprise risk assessment and risk mitigation strategies. Executive management attends all regularly scheduled board meetings where they make presentations to our board on various strategic matters involving our operations and are available to address any questions or concerns raised by our board on risk management or any other matters. Our board of directors oversees the strategic direction of the Company, and in doing so considers the potential rewards and risks of the Company’s business opportunities and challenges, and monitors the development and management of risks that impact our strategic goals. The board’s involvement in the strategic planning process is a critical part of the assessment of the risks that impact our strategic goals and the management of those risks as they develop. The board holds annual strategic and succession planning sessions to discuss, among other things, the progression of the Company’s strategy as it relates to each operating segment, market presentations specific to each segment, and the utilization and development of talent and management succession.
The standing committees of the board of directors support the board in fulfilling its oversight responsibilities, including oversight of risk management. The chart below provides an overview of the areas overseen by each committee.
The audit committee assists our board in fulfilling its oversight responsibilities with respect to certain areas of risk. The audit committee is responsible for reviewing and discussing with management and our independent registered public accounting firm any guidelines and policies relating to risk assessment and risk management, and the measures management has taken to monitor, control and minimize the Company’s major financial risk exposures. The audit committee also discusses with our independent registered public accounting firm the results of their processes to assess risk in the context of its audit engagement. Our independent registered public accounting firm meets regularly in executive session with the audit committee. The audit committee regularly reports on these matters to the full board. The audit
Sterling Construction | 2021 Proxy Statement | 9 |

committee also assists our board in fulfilling its oversight responsibilities by monitoring the effectiveness of the Company’s internal controls over financial reporting, reviewing and approving related party transactions, overseeing IT governance and data security, evaluating the company’s macro-economic factors and reviewing the Company’s legal and regulatory compliance, including contract structure and litigation management. Finally, in furtherance of its risk oversight responsibility, the audit committee provides complaint reporting procedures for the confidential, anonymous submission by employees and others of concerns regarding questionable accounting, auditing and any other matters. These submissions are collected by an independent organization specializing in those services, and are conveyed to the chair of the audit committee and our general counsel and chief compliance officer.
The compensation committee assists our board in fulfilling its oversight responsibilities with respect to the Company’s assessment of whether its compensation policies and practices are likely to expose the Company to material risks, including incentive compensation of executives. In addition, in consultation with management, the compensation committee is responsible for overseeing the Company’s compliance with regulations governing executive compensation. The compensation committee also oversees the Company’s talent acquisition, development and retention as well as the succession plan for key senior management positions, which we consider a critical asset of the Company.
The governance/nominating committee assists our board in fulfilling its oversight responsibilities with respect to the management of risks associated with our board and committee leadership structure, including committee appointments, size of board and nomination of board members, and corporate governance matters, including HSE and ESG compliance. The governance/nominating committee also oversees risks relating to the management and integration of 50% owned entities, construction JV partners and new acquirees. The governance/nominating committee addresses some of its risk oversight responsibilities by identifying and recommending for nomination well-qualified independent directors, periodically reviewing of our board governance guidelines, and conducting annual board self-evaluations and individual director evaluations (through the chair of the committee). As needed, the governance/nominating committee also assists with succession planning for the chair of the board. In addition, the governance/nominating committee reviews and discusses with management and the board the CEO succession plan. The governance/nominating committee, in consultation with management and the board periodically reviews and updates its CEO succession plan. Furthermore, the committee is responsible for developing and maintaining procedures to address emergency CEO succession planning in extraordinary circumstances, which mitigates the disruption and loss of continuity to our business and operations during a transition period.
Stock Ownership Guidelines
The board of directors believes that it is in the best interests of the Company and its shareholders that directors and executive officers have a meaningful proprietary stake in the Company so that their interests are aligned with the interests of shareholders. Accordingly, the board has adopted stock ownership guidelines applicable to our non-employee directors and our executive officers. The stock ownership guidelines are administered by the governance/nominating committee.
Under our stock ownership guidelines, each non-employee director is expected to acquire and maintain ownership of our common stock valued at five times his or her annual cash retainer, which is currently $75,000. The value of the shares is based on the greater of the then current market price or the grant date fair value. Shares of our common stock owned individually or jointly, shares held by members of the director’s immediate family or by a trust for the director or his or her immediate family, as well as shares subject to unvested restricted stock and restricted stock units are counted for purposes of the stock ownership guidelines.
As of March 11, 2021, all of our current non-employee directors, except Ms. O’Brien and Mr. Wilson, exceeded their target ownership levels. Under the stock ownership guidelines, our directors have five years from the date of appointment or election to comply with the stock ownership guidelines. Since Ms. O’Brien and Mr. Wilson have served on the board for less than five years, they are currently in compliance with the guidelines.
For information regarding the stock ownership guidelines applicable to our executive officers, and the compliance therewith, see “Compensation Discussion and Analysis—Executive Stock Ownership Guidelines.”
Consideration of Director Nominees
In evaluating nominees for membership on our board of directors, the governance/nominating committee has not specified any minimum qualifications for serving on the board, but seeks to achieve a board that is composed of individuals who have experience that is relevant to the needs of the Company, who have a high level of professional and personal integrity, who have the ability and willingness to work cooperatively with other members of our board and with senior management, and who contribute to the cognitive diversity of the board taking into account many factors, including business experience, public sector experience, professional training, public and private offices held, geographical
| 10 | Sterling Construction | 2021 Proxy Statement

representation, race, gender and age, among other considerations. Experience in the construction industry and in one or more of engineering, transportation, finance and accounting, corporate governance, senior management, and public sector are considered particularly valuable. An independent director candidate is expected to be committed to enhancing shareholder value, and to have sufficient time to carry out the duties of a director, both on the full board and on one or more of its standing committees. In selecting nominees, the governance/nominating committee will seek to have a board of directors that represents a diverse range of perspectives and experience relevant to the Company. The governance/nominating committee will also evaluate each individual in the context of our board as a whole, with the objective of recommending nominees who can best perpetuate the success of the business, be an effective director in conjunction with the full board, and represent shareholder interests through the exercise of sound judgment using his or her diversity of experience in these various areas. In determining whether to recommend a director for re-election, the governance/nominating committee will also consider the director’s age, tenure, past attendance at meetings and participation in and contributions to the activities of our board.
The governance/nominating committee will regularly assess whether the size of our board is appropriate, and whether any vacancies on our board are expected due to retirement or otherwise. In addition, the governance/nominating committee periodically assesses the experience, qualifications, attributes and skills of the independent directors to determine if there are gaps that the board should seek to fill. In the event that vacancies are anticipated, or otherwise arise, the governance/nominating committee will consider various potential candidates who may come to the governance/nominating committee’s attention through professional search firms, shareholders or other persons. Alternatively, the governance/nominating committee may recommend a reduction in the size of the board. Each candidate brought to the attention of the governance/nominating committee, regardless of who recommended such candidate, will be considered on the basis of the criteria set forth above. During 2020, the governance/nominating committee engaged a third-party director search firm to assist with identifying and evaluating a diverse pool of potential director candidates. In working with the search firm, the governance/nominating committee emphasized the importance of diversity and instructed the firm to include women and persons of ethnic and racial diversity in the pool of candidates.
In accordance with its charter, the governance/nominating committee will consider candidates proposed for nomination by our shareholders. Shareholders may propose candidates for consideration by the governance/nominating committee by submitting the names and supporting information to: ℅ Corporate Secretary, Sterling Construction Company, Inc., 1800 Hughes Landing Blvd. — Suite 250, The Woodlands, Texas 77380. No shareholder nominations were received for the 2021 annual meeting.
In addition, our bylaws permit shareholders to nominate candidates for consideration at next year’s annual shareholder meeting. Any nomination must be in writing and received by our corporate secretary at our principal executive offices no later than February 4, 2022. If the date of next year’s annual meeting is moved to a date more than 30 days before or 90 days after the anniversary of this year’s annual meeting, the nomination must be received no later than 90 days prior to the date of the 2022 annual meeting or 10 days following the public announcement of the date of the 2022 annual meeting. Any shareholder submitting a nomination under our bylaws must comply with the requirement provided in the bylaws including providing: (a) all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act (including such nominee’s written consent to being named in the proxy statement as a nominee and to serve as a director if elected); and (b) the name and address (as they appear on the Company’s books) of the nominating shareholder and the class and number of shares beneficially owned by such shareholder.
Communications with the Board and Shareholder Engagement
Shareholders or other interested parties may communicate directly with one or more members of our board, or the non-employee directors as a group, by writing to the director or directors at the following address: ℅ Corporate Secretary, Sterling Construction Company, Inc., 1800 Hughes Landing Blvd. — Suite 250, The Woodlands, Texas 77380; or by e-mail to the corporate secretary at: Strlco@Lighthouse-Services.com. Each communication should specify the addressee as well as the general topic of the communication. The communication will be forwarded to the appropriate director or directors, unless it is frivolous. If the communication is voluminous, the corporate secretary will summarize it and furnish a summary to the appropriate director or directors. We engage in regular dialogue with our shareholders and shareholders’ representatives.
Sterling Construction | 2021 Proxy Statement | 11 |

Director Compensation
In setting director compensation, we consider the significant amount of time directors dedicate in fulfilling their duties as directors, as well as the skill-level required to be an effective member of our board. We also seek to align the directors’ compensation with our shareholders’ interest by delivering a substantial portion of that compensation in the form of equity-based compensation. The governance/nominating committee reviews the form and amount of director compensation and, with the advice of the chair of the compensation committee, makes recommendations to the full board. We use a combination of cash and equity-based incentive compensation to compensate our non-employee directors, as described below.
In March 2020, the governance/nominating committee reviewed a report, previously prepared in December 2019, by Pearl Meyer & Partners, LLC (“Pearl Meyer”), the board’s independent compensation consultant, who had conducted a competitive analysis of non-employee director compensation and then evaluated our program in light of the results of its analysis.  Pearl Meyer analyzed the non-employee director compensation programs of three comparable groups:
•the Company’s full peer group at that time, which was also used to evaluate executive officer compensation,
•a subset of the full peer group comprised of peers with revenues below $3 billion, and
•a general industry survey data for companies with revenues between $500 million and $1 billion.

Pearl Meyer’s findings indicated that our total, per director average compensation was near the 25th percentile of the full peer group. Following the governance/nominating committee’s review of the report and discussions with Pearl Meyer, the committee recommended, and the board approved, that no change be made to the compensation program for our non-employee directors.
Cash Compensation
Each non-employee director receives an annual fee paid monthly consisting of, as applicable:
•$75,000 for serving on our board (including the chair of the board of directors);
•$25,000 for serving as chair of the audit committee (including if performed by the chair of the board of directors);
•$15,000 for serving as chair of the compensation committee (unless performed by the chair of the board of directors);
•$10,000 for serving as chair of the governance/nominating committee (unless performed by the chair of the board of directors); and
•$100,000 for serving as chair of the board of directors.
Also, each director receives reimbursement for reasonable out of pocket expenses incurred in attending board and committee meetings, as well as investor conferences and education programs attended at the request of the Company. We do not pay meeting fees to our directors.
Equity-Based Compensation
Each non-employee director also receives equity-based compensation under our shareholder-approved stock incentive plan consisting of annual grants of restricted stock. Each year on the day of the annual meeting of shareholders, each non-employee director is awarded shares of restricted stock with an aggregate grant date value of $85,000. The restricted stock vests the day prior to the following year’s annual meeting of shareholders, with potential accelerated vesting in the event that the non-employee director dies or becomes permanently disabled, or in the event there is a qualifying change of control of the Company. Unless otherwise determined by the board, the restricted stock is forfeited if prior to vesting, the director ceases to be a director for any other reason. In addition, new directors joining our board other than at an annual meeting receive a pro rata award of restricted stock.
For the annual grant of restricted stock on May 6, 2020, the board considered COVID-19’s significant impact on our stock price. After review, the board determined to adjust the methodology used to determine the number of restricted shares to be granted to the directors, and in lieu of using the closing price on the day prior to the grant date ($9.39) the board used the trailing average stock price for the 90-day period prior to the grant date ($10.78), which resulted in fewer shares being granted than would have been granted under our traditional methodology.
| 12 | Sterling Construction | 2021 Proxy Statement

2020 Director Compensation
The table below summarizes the total compensation paid to or earned by our non-employee directors during 2020. The amount included in the “Stock Awards” column reflects the aggregate grant date fair value of the restricted stock, and does not necessarily reflect the income that will ultimately be realized by the director for these stock awards. Mr. Cutillo did not receive any compensation for his service on our board of directors. The compensation paid to Mr. Cutillo during 2020 is reflected in the “2020 Summary Compensation” table on page 31.

Name of Director	Fees Earned or Paid in Cash	Stock Awards(1)	Total
Roger A. Cregg	$97,917	$64,972	$162,889
Marian M. Davenport	90,000	64,972	154,972
Raymond F. Messer	85,000	64,972	149,972
Dana C. O’Brien	75,000	64,972	139,972
Charles R. Patton	75,000	64,972	139,972
Thomas M. White	168,750	64,972	233,722
Dwayne A. Wilson(2)	18,750	56,669	75,419

(1)Amounts reflect the aggregate grant date fair value of the restricted stock, which is valued on the date of grant at the closing sale price per share of our common stock in accordance with Financial Accounting Standards Board Accounting Standards Codification (ASC) Topic 718 (“ASC 718”), disregarding the effect of forfeitures. On May 6, 2020, each non-employee director was granted 7,885 shares of restricted stock, with a grant date fair value of $8.24 per share, with the exception of Dwayne A. Wilson who was granted 3,855 shares of restricted stock on September 1, 2020, with a grant date fair value of $14.70. As of December 31, 2020, these were the only shares of restricted stock held by our non-employee directors.
(2)Mr. Wilson was elected to our board effective September 1, 2020.

Sterling Construction | 2021 Proxy Statement | 13 |

Proposal No. 1: Election of Directors
In accordance with our bylaws, our board of directors has fixed the size of the board at eight directors. On December 23, 2020, Marian M. Davenport notified the Company that she did not want to be considered for nomination for re-election to the board at the annual meeting. We thank Ms. Davenport for her service on behalf of the Company. The governance/nominating committee, with the assistance of a third-party director search firm, is in the process of identifying potential director candidates to recommend to the board, but does not expect to complete this process by the date of the annual meeting. Therefore, the board will have a vacancy at the annual meeting. The governance/nominating committee and the board will identify a suitable candidate to fill this vacancy.

Upon recommendation of our governance/nominating committee, and in furtherance of our board refreshment efforts, our board of directors has nominated Roger A. Cregg, Joseph A. Cutillo, Raymond F. Messer, Dana C. O’Brien, Charles R. Patton, Thomas M. White and Dwayne A. Wilson to serve as our directors, each until the next annual meeting and election of their successor. All of the nominees are current directors. Each nominee has consented to being named as a nominee in this proxy statement and to serve as a director if elected. The persons named as proxies intend to vote your shares of our common stock for the election of each of the director nominees, unless otherwise directed. If, contrary to our present expectations, any of the nominees is unable to serve, the proxy holders may vote for a substitute nominee. The board has no reason to believe that any of the nominees will be unable to serve.
Vote Required to Elect Director Nominees
Under our bylaws, in an uncontested election, our directors are elected by a majority of the votes cast, with the directors receiving more for than against votes being elected. In contested elections where the number of nominees exceeds the number of directors to be elected, directors are elected by a plurality vote, with the director nominees who receive the most votes being elected.
As a condition to nomination for election or re-election to the board in an uncontested election, each incumbent director or director nominee submits to the board in advance of the annual meeting an executed irrevocable letter of resignation that is deemed tendered if the director fails to receive the votes required for election or re-election. Such resignation shall only be effective upon acceptance by the board of directors, which effective time may be deferred until a new director is identified and appointed to the board.
If an incumbent director fails to achieve a majority of the votes cast in an uncontested election, the governance/nominating committee will make a recommendation to the board of directors on whether to accept or reject the resignation, or whether other action should be taken. The board of directors will act promptly on the governance/nominating committee's recommendation, considering all factors that the board of directors believes to be relevant, and will publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. For more information on the voting requirements, see “Questions and Answers about the Proxy Materials, Annual Meeting and Voting.”
Recommendation of the Board of Directors

✓	OUR BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR EACH OF THE SEVEN DIRECTOR NOMINEES LISTED BELOW.
| 14 | Sterling Construction | 2021 Proxy Statement

Information about Director Nominees
The table below provides certain information as of March 11, 2021, with respect to the director nominees. The biography of each of the director nominees contains information regarding the person’s business experience, director positions with other public companies held currently or at any time during the last five years, and the experiences, qualifications, attributes and skills that caused our board to determine that the person should be nominated to serve as a director of the Company. Unless otherwise indicated, each person has been engaged in the principal occupation shown for the past five years.

Roger A. Cregg (Independent)	Age: 64	Director Since: 2019
Mr. Cregg has served as a member of the board of directors of Comerica Incorporated, a NYSE listed financial services company, since 2006, where he is the Audit Committee Chair and a member of the Enterprise and Risk Management Committee and the Qualified Legal Compliance Committee. Mr. Cregg previously served as President and Chief Executive Officer of AV Homes, Inc., a NASDAQ-listed homebuilder, from 2012 until its sale to Taylor Morrison Homes. Prior to that, Mr. Cregg served as a senior executive and Chief Financial Officer to The Servicemaster Company from 2011 to 2012, PulteGroup, Inc. (NYSE) from 1998 to 2011, the Zenith Electronics Corporation (NYSE) from 1996 to 1998 and Sweetheart Cup Company, Inc. from 1990 to 1996. Mr. Cregg also currently serves on the Advisory Board of Davidson Homes, LLC, a private home building company. Mr. Cregg previously served on the board of directors of the Federal Reserve Bank of Chicago, Detroit Branch, from 2004 to 2009, including serving as the Chairman of the board in 2006.
Former President and CEO of	Experience, Qualifications, Attributes & Skills
AV Homes, Inc.; Director of
Comerica Incorporated
Board Committees:
✓ Audit (Chair)
✓ Governance/Nominating
Other Public Company Directorships:
•Comerica Incorporated
(2006–Present)
•AV Homes, Inc.
(2012–2018)

Mr. Cregg is an accomplished and operationally oriented executive who has had a broad range of responsibilities, including having served as a Chief Executive Officer and Chief Financial Officer of public and private companies, along with having served on numerous boards of directors. Mr. Cregg’s public and private company executive management leadership experience provides the board with demonstrated leadership capability and extensive knowledge of complex financial and operational issues. His experience provides valuable insight to the board, particularly in his role as audit committee chair and as an audit committee financial expert.

Joseph A. Cutillo (Chief Executive Officer)	Age: 55	Director Since: 2017

Mr. Cutillo has served as the Chief Executive Officer of the Company since 2017. He joined the Company in October 2015 as Vice President, Strategy & Business Development. In May 2016, he was promoted to Executive Vice President and Chief Business Development Officer. In February 2017, he was promoted to President of the Company and in April 2017 he was promoted to Chief Executive Officer. Prior to joining the Company, Mr. Cutillo was President and Chief Executive Officer of Inland Pipe Rehabilitation LLC, a $200 million private equity-backed trenchless pipe rehabilitation company, from August 2008 to October 2015. Mr. Cutillo also currently serves on the Advisory Board of Commonwealth LNG, LLC, a private, project development company specializing in the development of a liquefied gas facility in Cameron, Louisiana, and on the board of the American Road and Transportation Builders Association.

Chief Executive Officer of	Experience, Qualifications, Attributes & Skills
Sterling Construction Company, Inc. Board Committees: N/A Other Public Company Directorships: N/A	Mr. Cutillo brings to the board his over 30 years of managerial experience and a deep understanding of emerging opportunities in heavy civil construction, industrial, and water infrastructure markets. In addition, Mr. Cutillo’s knowledge and understanding of the Company’s operational strategy and organizational structure, together with his operational and leadership experience at various levels of management contribute to the breadth and depth of the board’s deliberations.

Sterling Construction | 2021 Proxy Statement | 15 |

Raymond F. Messer (Independent)	Age: 73	Director Since: 2017
Mr. Messer is Chairman Emeritus of Walter P Moore, a private international company that provides structural, diagnostic, civil, traffic, parking, transportation, water resources and Intelligent Transportation Systems engineering services, where he previously served as the Director of Design-Build from January 2015 until June 2017 and as President and Chief Executive Officer from 1993 through January 2015. Mr. Messer served on Walter P Moore's board between April 1986 and April 2015, and served as chairman from June 1998 to April 2015. Prior to that, he served as Manager of Walter P Moore’s Tampa, Florida office from 1984 until he was named President and Chief Executive Officer in 1993. Mr. Messer joined Walter P Moore in November 1981 as the Director of Pre-stressed Concrete Design. In addition, Mr. Messer serves on the board of Braun Intertec, a private materials testing and geotechnical engineering firm, where he serves on the compensation/human resources and nominating committees. Mr. Messer has also served in various roles at Exxon Research and Engineering, HNTB Corporation, Bechtel Corporation, and VSL International Ltd.
Chairman Emeritus and	Experience, Qualifications, Attributes & Skills
Former CEO, Walter P Moore Board Committees: ✓ Audit ✓ Governance/Nominating (Chair) Other Public Company Directorships: N/A	Mr. Messer brings to the board over 40 years of practical experience in engineering design, project management and construction, all matters that relate directly to the Company's construction businesses. During his tenure as President and Chief Executive Officer of Walter P Moore, he acquired leadership and corporate governance skills that contribute to the board’s industry-specific expertise and enables him to bring to the Company valuable strategic insights into board matters generally. In October 2018, Mr. Messer was inducted into the National Academy of Construction in recognition of his work advancing design-build construction procedures. Mr. Messer is a Licensed Professional Engineer in Texas, Florida and New York.

Dana C. O’Brien (Independent)	Age: 53	Director Since: 2019
Ms. O’Brien has served as Senior Vice President and General Counsel of The Brinks Company, a NYSE listed cash management, secure route-based logistics and payment solutions company, since April 2019. From 2014 to 2019, Ms. O’Brien served as the Senior Vice President and General Counsel of CenterPoint Energy, a Fortune 500, NYSE listed company that provides electric transmission and distribution, natural gas distribution, and energy services operations. From 2007 to 2014, Ms. O’Brien served as Chief Legal Officer and Chief Compliance Officer for CEVA Logistics, plc, a global provider of contract logistics and freight forwarding services located in the Netherlands and publicly traded on the SIX Swiss Exchange in Switzerland. Prior to that, between 2005 and 2007, she served as General Counsel, Chief Compliance Officer and Secretary of EGL, Inc., which was acquired by CEVA Logistics. Ms. O’Brien also previously served as Associate General Counsel, from 1999 to 2000, and as Vice President, Secretary and General Counsel, from 2001 to 2005 of Quanta Services, Inc., a NYSE listed construction and service provider to the energy and utility industries.
Senior Vice President and	Experience, Qualifications, Attributes & Skills
General Counsel of The Brinks Company Board Committees: ✓ Compensation (Chair) ✓ Governance/Nominating Other Public Company Directorships: N/A	Ms. O’Brien has over 20 years of experience in numerous executive level roles and brings to the board her background as a lawyer, with experience in corporate governance and regulatory compliance, having served as general counsel of multiple public companies. Ms. O’Brien has gained extensive leadership and managerial experience and regulatory compliance experience as an executive and general counsel in the energy and construction industries. Her legal background in the construction industry brings value to the board in fulfilling its role of risk oversight, among other areas.
| 16 | Sterling Construction | 2021 Proxy Statement

Charles R. Patton (Independent)	Age: 61	Director Since: 2013
Mr. Patton has served as the Executive Vice President, External Affairs, of American Electric Power Company, Inc. (AEP), one of the largest electric utilities in the U.S., serving nearly 5.4 million customers in 11 states, since January 2017. In this role, Mr. Patton is responsible for leading AEP's customer services, regulatory, communications, federal public policy, North American Electric Reliability Corporation (NERC) compliance and corporate sustainability (ESG) initiatives. Mr. Patton served as President and Chief Operating Officer of Appalachian Power Company, a unit of AEP, where Mr. Patton was responsible for operations, strategy, profit and loss and all external relationships. From June 2008 to June 2010, Mr. Patton served as Senior Vice President of Regulatory Policy before transitioning to the role of Executive Vice President of AEP's Western utilities where he was responsible for oversight of utilities in Texas, Louisiana, Arkansas and Oklahoma. From May 2004 to June 2008, Mr. Patton served as the President and Chief Operating Officer for AEP Texas, serving over one million customers in South and West Texas. From December 1996 to May 2004, Mr. Patton held leadership and executive roles responsible for external affairs in Texas and in the Southwestern region of AEP. Before joining AEP in December 1995, Mr. Patton spent nearly 11 years in the energy and telecommunications business with Houston Lighting & Power Company and its parent Houston Industries, Inc. From January 2014 through 2016, Mr. Patton served as a director of the Richmond Federal Reserve Bank. Currently, Mr. Patton sits on the board of Messer, Inc. and Messer Construction Company.
Executive Vice President — External Affairs of American Electric Power Company, Inc. Board Committees: ✓ Compensation ✓ Governance/Nominating Other Public Company Directorships: N/A
Experience, Qualifications, Attributes & Skills
Mr. Patton brings to the board his extensive experience in the utilities industry and considerable high-level executive and management experience. He has extensive operational experience leading large AEP subsidiaries in all manner of electric utility service delivery and operations, including safety, training and culture. Additionally, Mr. Patton was responsible for the financial performance of each unit that he led. Mr. Patton also has considerable experience in strategic planning, regulatory compliance, communications and government affairs. The breadth of his experiences benefit the board in its deliberations by bringing a unique perspective to the board, its committees and the Company.

Thomas M. White (Independent)	Age: 63	Director Since: 2018
From 2015 to 2019 Mr. White was the Executive Chairman of Cardinal Logistics Holdings, LLC, a dedicated transportation and logistics services provider. From 2007 until 2014, Mr. White served as an Operating Partner for Apollo Global Management L.P., an alternative asset management firm, serving in a variety of interim operating roles (COO and CFO) and board of director positions for its portfolio companies. From 2002 to 2007, Mr. White served as Chief Financial Officer of Hub Group, Inc., a NASDAQ listed company which provides logistics services. Prior to joining Hub Group, Mr. White was an audit partner with Arthur Andersen, which he joined in 1979. Currently Mr. White sits on the privately held board of JPW Holdings GP LLC, a wholesale distributor of machine tools and equipment. Previously Mr. White served on the board of Reddy Ice Holdings, Inc., and also served on the then publicly held boards of Landauer, Inc. (NYSE), FTD Group, Inc. (NASDAQ) and Quality Distribution, Inc. (NASDAQ) in a variety of roles including board chairman and committee chairman of the audit and compensation committees. In addition, he served on the audit committees of the then privately held boards of CEVA Logistics, plc (now listed on the SIX Swiss Exchange) and EVERTEC, Inc. (now listed on the NYSE). Mr. White is a non-practicing Certified Public Accountant. Mr. White was elected chairman of the Company’s board of directors in December 2019.
Chair of the Board of
Sterling Construction Company, Inc.; Former Chairman of Cardinal Logistics Holdings; Former CFO of Hub Group, Inc.
Board Committees:
N/A
Other Public Company Directorships:
•Landauer, Inc.
(2004–2017)

Experience, Qualifications, Attributes & Skills
Mr. White brings to the board over 40 years of financial and operational management expertise. Mr. White’s high-level management experience provides considerable knowledge and benefits to corporate governance matters and board deliberations. In addition, Mr. White is also a Certified Public Accountant and qualifies as an audit committee financial expert. His extensive background in accounting, finance, operations and strategic planning experience provides the board with extensive insight as well as leadership skills and provides the board and its committees with valuable insight, leadership and expertise, particularly in his role as chair of the board.
Sterling Construction | 2021 Proxy Statement | 17 |

Dwayne A. Wilson (Independent)	Age: 62	Director Since: 2020
Mr. Wilson was Senior Vice President of Fluor Corporation (NYSE), an American multinational engineering and construction firm, from 2014 to 2016. From 2011 until 2014, Mr. Wilson served as President & CEO of Savannah River Nuclear Solutions, a joint venture between Fluor, Honeywell and Newport News. From 1980 until 2011, Mr. Wilson served increasing roles of executive responsibility with Fluor, including President of its Industrial and Infrastructure business, President of its Mining & Minerals business, and President of its Commercial & Industrial business. Currently, Mr. Wilson sits on the public company boards of Crown Holdings, Inc. (NYSE), Ingredion, Inc. (NYSE), where he previously chaired the compensation committee, and the private company board of Prisma Health. Previously, Mr. Wilson served on the board of AK Steel Holding Corporation, including the public and environmental affairs and nominating and corporate governance committees.
Former Senior Vice	Experience, Qualifications, Attributes & Skills
President of Fluor Corporation; Director of Ingredion, Inc. and Crown Holdings, Inc.
Board Committees:
✓ Audit
✓ Compensation
Other Public Company Directorships:
•Crown Holdings, Inc.
(2020–Present)
•Ingredion, Inc.
(2010–Present)
•AK Steel Holding Co.
(2017–2020)

Mr. Wilson brings over 35 years of experience as an engineering, procurement and construction industry executive. In addition, Mr. Wilson has over 10 years of public company board and committee experience and high-level management expertise, which provide the board with invaluable corporate governance knowledge. The board will benefit from his perspective, particularly in the areas of technology, operational excellence and supply chain management. His broad range of experience and exposure to a number of diverse end markets through his various leadership positions provide the board and its committees with valuable insight and expertise.

Information about Executive Officers
The table below sets forth certain biographical information as of March 11, 2021 with respect to all of our executive officers, except our CEO, whose information is provided in Information about Director Nominees.

Ronald A. Ballschmiede Age: 65 Executive Officer Since: 2015 Executive Vice President, Chief Financial Officer & Chief Accounting Officer
Mr. Ballschmiede has been the Executive Vice President, Chief Financial Officer & Chief Accounting Officer since joining the Company in November 2015. From June 2006 until March 2015, Mr. Ballschmiede was Executive Vice President & Chief Financial Officer of Chicago Bridge & Iron Company N.V., a leading engineering, procurement and construction contractor.

Mark D. Wolf Age: 60 Executive Officer Since: 2020 General Counsel, Chief Compliance Officer & Corporate Secretary
Mr. Wolf has been the General Counsel, Chief Compliance Officer & Corporate Secretary since joining the Company in August 2020 after previously serving as Vice President, General Counsel & Corporate Secretary of US Well Services, Inc., an oil & gas, electric fracturing market leader. From January 2017 to January 2019, Mr. Wolf served as Vice President – Legal for TechnipFMC, a global oil & gas manufacturing and services company, and as Deputy General Counsel for FMC Technologies, Inc. from December 2015 until its merger with Technip in January 2017.

| 18 | Sterling Construction | 2021 Proxy Statement

Stock Ownership of Directors, Director Nominees and Executive Officers
We believe that it is important for our directors and executive officers to align their interests with the long-term interests of our shareholders. We encourage stock accumulation through the grant of equity incentives to our directors and executive officers and through our stock ownership guidelines applicable to our directors and executive officers. See “Corporate Governance—Stock Ownership Guidelines” and “Executive Officer Compensation—Compensation Discussion and Analysis—Executive Stock Ownership Guidelines.”
The table below shows the amount of our common stock beneficially owned as of the record date, March 11, 2021, by each of our directors, our director nominees, our named executive officers and our current directors and executive officers as a group. Unless otherwise indicated, all shares shown are held with sole voting and investment power.

Name of Beneficial Owner	Number of Shares Not Subject to Unvested Awards	Number of Unvested Shares of Restricted Stock(1)		Total Number of Shares Beneficially Owned	Percent of Outstanding Shares(2)
Roger A. Cregg	23,513	7,885	(3)	31,398	*
Marian M. Davenport (4)	41,860	7,885	(3)	49,745	*
Raymond F. Messer	31,674	7,885	(3)	39,559	*
Dana C. O’Brien	9,729	7,885	(3)	17,614	*
Charles R. Patton	54,835	7,885	(3)	62,720	*
Thomas M. White	28,079	7,885	(3)	35,964	*
Dwayne A. Wilson (5)	—	3,885	(3)	3,885	*
Joseph A. Cutillo	479,179	—		479,179	1.7%
Ronald A. Ballschmiede	214,478	—		214,478	*
Con L. Wadsworth	95,216	—		95,216	*
Mark D. Wolf	2,253	—		2,253	*
All directors and executive officers as a group (10 persons) (6)	885,600	51,195		936,795	3.3%
* Ownership is less than one percent.
(1)These shares are considered outstanding but are subject to restrictions on their sale or other transfer. For more information regarding the restricted stock, see “Executive Officer Compensation—Compensation Discussion and Analysis” and “Executive Officer Compensation—Executive Compensation Tables.”
(2)Based on 28,599,419 shares of our common stock outstanding as of March 11, 2021.
(3)The restricted shares were awarded to the non-employee directors as compensation — see the section above entitled “Director Compensation—Equity Based Compensation.” The restrictions expire on the day before the annual meeting, or earlier if the director dies or becomes disabled, or if there is a change in control of the Company. The restricted shares are forfeited if the director ceases to serve as a director other than as a result of his or her death or disability before the expiration of the restrictions.
(4)As noted above, Ms. Davenport will not stand for re-election at the annual meeting.
(5)Mr. Wilson joined the board on September 1, 2020.
(6)All directors and executive officers as a group excludes Mr. Wadsworth as he ceased being a named executive officer in December 2020.

Sterling Construction | 2021 Proxy Statement | 19 |

Stock Ownership of Certain Beneficial Owners
The table below shows persons known to us, as of March 11, 2021, to be the beneficial owner of more than 5% of our outstanding shares of common stock. Unless otherwise indicated, all shares shown are held with sole voting and investment power.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Outstanding Shares(1)
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	2,067,441(2)	7.2%
Renaissance Technologies LLC 800 Third Avenue New York, NY 10022	1,778,053(3)	6.2%
___________
(1)Based on 28,599,419 shares of our common stock outstanding as of March 11, 2021.
(2)Based on a Schedule 13G/A filed with the SEC on February 1, 2021, by BlackRock, Inc. on its own behalf and on behalf of its subsidiaries identified therein, reflecting beneficial ownership as of December 31, 2020. The Schedule 13G/A reflects 2,067,441 shares held with sole dispositive power and 2,027,088 shares held with sole voting power and no shares held with shared dispositive or shared voting power.
(3)Based on a Schedule 13G/A filed with the SEC on February 11, 2021, by Renaissance Technologies LLC, reflecting beneficial ownership as of December 31, 2020. The Schedule 13G/A reflects all of the 1,778,053 shares are held with sole dispositive power and 1,718,379 shares are held with sole voting power and no shares are held with shared dispositive or shared voting power.

Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of our common stock, to file reports of ownership and changes in ownership with the SEC. Based solely upon our review of such reports and amendments thereto filed during 2020, and written representations from our directors and executive officers, we believe that all required reports were timely filed except for Form 4s reporting the grant of the 2020 LTI awards for each of Messrs. Cutillo, Ballschmiede, Wadsworth and Chandler, which were inadvertently filed one business day after the filing deadline.
| 20 | Sterling Construction | 2021 Proxy Statement

Executive Officer Compensation
Compensation Discussion and Analysis
This Compensation Discussion and Analysis, or CD&A, describes and analyzes our executive compensation philosophy and program in the context of the compensation paid during the last fiscal year to our chief executive officer, our chief financial officer and each of our other three executive officers during 2020 (collectively referred to as our “named executive officers” or “NEOs”). Our named executive officers for 2020 are:

NEO	Title(s)
Joseph A. Cutillo	Chief Executive Officer
Ronald A. Ballschmiede	Executive Vice President, Chief Financial Officer & Chief Accounting Officer
Con L. Wadsworth	President – Heavy Civil Segment
Richard E. Chandler, Jr.	Former Executive Vice President, General Counsel & Secretary
Mark D. Wolf	General Counsel, Chief Compliance Officer & Corporate Secretary
Leadership Transitions
During 2020, there were a few changes to our executive officer group. Mr. Chandler left the Company effective June 30, 2020. His separation was treated as a termination without cause under his employment agreement and he qualified for certain payments under the Company’s incentive plans. Mr. Wolf succeeded Mr. Chandler as General Counsel, Chief Compliance Officer & Corporate Secretary effective August 5, 2020. Mr. Wadsworth transitioned from his role as Executive Vice President & Chief Operating Officer to the role of President of the Company’s Heavy Civil Segment effective December 8, 2020.

Executive Summary
We are a construction company that has been involved in the construction industry since its founding in 1955. The Company operates through a variety of subsidiaries within three segments specializing in Heavy Civil, Specialty Services, and Residential projects in the United States (the “U.S.”), primarily across the southern U.S., the Rocky Mountain States, California and Hawaii, as well as other areas with strategic construction opportunities. Heavy Civil includes infrastructure and rehabilitation projects for highways, roads, bridges, airfields, ports, light rail, water, wastewater and storm drainage systems. Specialty Services projects include construction site excavation and drainage, drilling and blasting for excavation, foundations for multi-family homes, parking structures and other commercial concrete projects. Residential projects include concrete foundations for single-family homes.
2020 Business Highlights
•Revenues increased 26.7% in 2020 to $1.4 billion, from $1.1 billion in 2019.
•Net income increased to a record $42.3 million from $39.9 million in 2019.
•We ended the year with a record year-end backlog of $1.2 billion and a record combined backlog of $1.5 billion, both with record gross margin.
•We completed all of the key components of our Plateau integration initiatives on time and at a cost less than expected.
Executive Compensation Program at a Glance
Our executive compensation program has three primary elements: base salary, annual cash incentives (as part of our Short-Term Incentive (“STI”) Program), and long-term equity incentives (as part of our Long-Term Incentive (“LTI”) Program). Each of these compensation elements serves a specific purpose in our compensation strategy. Base salary is an essential component to any market-competitive compensation program. Annual incentives reward the achievement of short-term goals, while long-term incentives drive our NEOs to focus on shareholder value creation.
Based on our performance and consistent with the design of our program, the compensation and talent development committee of our board, referred to in this CD&A as the “committee,” approved the executive compensation payout decisions for fiscal 2020 noted in the table below. These payouts are aligned with the Company’s business
Sterling Construction | 2021 Proxy Statement | 21 |

performance in 2020. The committee believes that the design and structure of the Company’s incentive program provide a direct link between Company performance and pay outcomes for the executives, as described in greater detail in this CD&A.

2020 Executive Compensation Program
Compensation Component	Characteristics		2020 Results/Actions
Base Salary	• Fixed cash compensation • Competitive level of base compensation, critical for attraction and retention • Used to calculate other compensation elements		• The NEOs received merit increases ranging from 3.0% to 9.6% in recognition of growth and performance in role, as well as, in some cases, to bring base salary closer to market.
Short-Term Incentive (STI) Program	• Annual variable cash compensation based on pre-established performance metrics • Formula-driven plan using the following metrics (weighted as indicated) to determine target and earned awards:		•2020 adjusted EBITDA resulted in an attainment percentage of 158% and 2020 strategic objectives resulted in an attainment percentage of 171% under the STI program.
	•Financial - Adjusted EBITDA	75%
	• Strategic - timely and successful Plateau Integration initiatives	25%
	•Annual cash award for our CEO in 2020, target = 100% base salary; maximum = 200% target
Long-Term Incentive (LTI) Program
• PSU award (50% of LTI program awards) –
◦Payable in shares of stock over a three-year performance period, all of which is based on performance against adjusted EPS targets.
◦The annual adjusted EPS targets are set at the beginning of the three-year period and are consistent with the Company’s annual strategic and financial plans.
◦The range of payout of the PSUs is 0% to 200% of target depending on the achievement level of EPS relative to targets.

•RSU award (50% of LTI program awards) – vest ratably over a three-year period, enhancing shareholder alignment, retention, and development of long-term ownership by our NEOs
			• 2020 adjusted EPS resulted in payout of annual installments of 2018 and 2019 PSUs at maximum levels.
Pay Mix
The charts below reflect the 2020 target mix of direct compensation elements for our CEO and our other NEOs. These charts illustrate that a majority of NEO total target direct compensation is variable and at risk (78% for our CEO and an average of 60% for our other NEOs).
| 22 | Sterling Construction | 2021 Proxy Statement

Compensation Governance and Shareholder Engagement
Our executive compensation program is designed and managed by the committee, which is comprised entirely of independent directors. The committee annually reviews the components and structure of our compensation program to ensure that the program supports our business objectives and is aligned with the interests of our shareholders. As part of this review, the committee seeks input from its independent compensation consultant as it deems necessary to provide an outside perspective and evaluation of our program. The committee also values our shareholders’ views on our program.
2020 Say on Pay

At our 2020 annual meeting of shareholders, the majority of our investors – greater than 80% of the total votes cast on the advisory vote on executive compensation – continued to support the design of our executive compensation program.
The Committee values the input of our shareholders and remains committed to ensuring that our program design is properly aligned with our guiding principle of shareholder alignment, with market practices, and with best practice guidelines. While we believe that the 2020 vote reflects strong shareholder support, throughout the year we regularly engage in substantive discussions focused on executive compensation with shareholders and with advisory groups. During 2020, we continued to meet and have conversations with numerous shareholders.

In general, investors validated their continued overall support of our program and pay-for-performance structure. As a result of this feedback and the majority support we received, the committee did not make any substantive changes to the executive compensation for 2020. We seek to earn strong support from our shareholders for our programs every year, and hope that you will cast a vote in favor of our programs.

Compensation Program Governance

We believe the following compensation governance practices and policies promote the accountability of our executives and strengthen the alignment of our executive and shareholder interests:

Compensation Best Practices
✓ Incentives Based on Performance – awards under our short-term and long-term incentive programs are based on the achievement of performance objectives and the performance objectives differ under the two programs.
✓ Clawback Policy – cash and equity awards under our incentive programs are subject to clawback.
✓ Anti-Hedging Policy – we prohibit our executive officers and directors from entering into hedging arrangements with respect to our securities.
✓ Anti-Pledging Policy – we prohibit our executive officers and directors from pledging our securities.
✓ Executives Subject to Stock Ownership Guidelines – we require our executive officers to maintain meaningful levels of share ownership, representing 5 times base salary for our CEO and 3 times base salary for our other executive officers. See “Executive Stock Ownership Guidelines” below for more information.
✓ Engagement of Independent Compensation Consultant – the committee retains an independent compensation consultant to evaluate our compensation programs.
✓ No Tax Gross-Ups – we do not provide our NEOs with any tax gross-ups.

Sterling Construction | 2021 Proxy Statement | 23 |

How We Determine and Assess Executive Compensation
Objectives of Our Compensation Program
The committee is responsible for designing, implementing, and administering our executive compensation program. The committee seeks to use compensation as a powerful tool to drive increases in shareholder value by:
•Paying for performance: rewarding past performance and incentivizing future performance;
•Promoting shareholder alignment: fostering a culture of ownership;
•Paying competitively: providing a level of total compensation that will enable the Company to attract and retain talented executive officers;
•Promoting sound governance: implementing sound compensation governance practices that encourage prudent decision-making; and
•Retention of key talent: enhancing shareholder alignment, retention, and development of long-term ownership by our NEOs.
The committee believes compensation should reward achievement of business performance goals, recognize individual initiative and leadership and link the interests of the executives and shareholders.
The Role of the Compensation Committee
The committee oversees the executive compensation program for our NEOs and makes all final compensation and equity award decisions for such officers. The committee is comprised of independent, non-employee members of the board. The committee works very closely with its independent consultant and management to examine the effectiveness of the Company’s executive compensation program throughout the year. Details of the committee’s authority and responsibilities are specified in the committee’s charter, which may be accessed on our website at https://www.strlco.com/pages/compensation-committee.
Role of Chief Executive Officer
Our chief executive officer makes recommendations to the committee regarding the base salary and incentive compensation awards for our other executive officers, based on his qualitative judgment regarding each officer’s individual performance, along with their experience and time in the role, although the committee makes all final compensation decisions regarding our executive officers. Our chief executive officer is not present when the committee discusses or determines any aspect of his compensation.
Role of Independent Compensation Consultant
To assist in evaluating our compensation practices and the level of compensation provided to our executives, the committee from time to time retains an independent compensation consultant to provide advice and ongoing recommendations on these matters that are consistent with our business goals and pay philosophy. We believe that this input and advice produces more informed decision-making and assures that an objective perspective is considered in this important governance process. In September of 2019, the committee retained Pearl Meyer as its executive compensation consultant, and transitioned to Meridian Compensation Partners in September 2020. During 2020, both firms provided analysis, advice and recommendations on executive and director compensation to the committee.

During 2020, the committee assessed the independence of both firms and concluded that the services performed did not raise any conflicts of interest.
The scope of Pearl Meyers’ engagement included providing market data in late 2019 which the committee referenced in evaluating and setting 2020 compensation levels, and a review and update of the Company’s peer group in 2020. Meridian provided an executive compensation review based on the updated peer group, which information was used to inform the committee’s 2021 compensation decisions.

| 24 | Sterling Construction | 2021 Proxy Statement

Market Data and Peer Group
In late 2019, Pearl Meyer was asked to benchmark the compensation of our executive officers as a reference for our committee to determine 2020 compensation levels. In seeking a useful peer group, the committee and Pearl Meyer recognized that there are few publicly-traded companies in the heavy civil construction business that are close to the Company's size. Most other publicly-traded heavy civil construction companies are much larger than the Company and are companies with which we rarely compete. Accordingly, we used several comparative factors including industry similarity, business model similarity, competition for business or executive talent, and size (including revenue, market capitalization, assets, and geographic presence) to evaluate and determine appropriate peers.
Following this analysis and in accordance with Pearl Meyer’s recommendation, in December 2019, the committee selected the following peer group, which the committee referred to with respect to 2020 compensation. This peer group contains the same companies used in 2019, but also includes Dycom Industries, Inc. and Granite Construction, Inc. so that the group better reflects our increased size and complexity following our acquisition of Plateau Excavation, Inc (“Plateau”).

Aegion Corporation	Eagle Materials Inc.	MYR Group Inc.
Argan, Inc.	Granite Construction, Inc.	Orion Group Holdings, Inc.
Chart Industries, Inc.	Great Lakes Dredge & Dock Corporation	Primoris Services Corporation
Columbus McKinnon Corporation	HC2 Holdings, Inc.	Standex International Corporation
Comfort Systems USA, Inc.	IES Holdings, Inc.	U.S. Concrete, Inc.
Dycom Industries, Inc.	L.B. Foster Company
Peer Group Revenue as Reviewed by the Committee:

Peer Group	Revenue – Fiscal 2019 estimate as of 10/2019 ($ in millions)
25th Percentile	$790
50th Percentile	1,249
75th Percentile	2,052
Sterling Construction Company, Inc.	$1,290
Estimated Percentile Rank	52%ile
2020 Executive Compensation Program
Base Salaries
Our philosophy is that base salaries, which provide fixed compensation, should meet the objective of attracting and retaining the executive officers needed to manage our business successfully. Actual individual salary amounts reflect the committee’s judgment with respect to each executive officer’s responsibility, performance, work experience and the individual’s historical salary level.
In December 2019, based on a review of base salary levels of our peer companies provided by Pearl Meyer, the committee approved merit increases to the base salaries of our executive officers as follows:

Name	Annual Base Salary as of December 2019	Annual Base Salary as of January 2020	Percent Increase
Mr. Cutillo	$675,000	$740,000	9.6%
Mr. Ballschmiede	480,000	506,400	5.5%
Mr. Wadsworth	463,000	476,900	3.0%
Mr. Chandler	350,000	374,500	7.0%
Mr. Wolf(1)	N/A	N/A	N/A
(1)Mr. Wolf joined the Company in August 2020.
Sterling Construction | 2021 Proxy Statement | 25 |

Short-Term Incentive Program
Our annual incentive, or STI, program awards represent variable components of compensation designed to reward our executive officers if the Company achieves the pre-established performance goals approved by the committee for the applicable year. In December 2019, the committee established the framework for the 2020 STI awards. Under the program, each executive officer was assigned a target STI award based on a percentage of his base salary. For 2020, the STI awards for our NEOs could be earned based on financial and strategic goals, as follows:
•75% of the award was based on the Company’s Adjusted EBITDA for 2020 (the financial goal)
•25% was based on the Company’s timely and successful completion of several integration initiatives regarding its Plateau acquisition (the strategic goal).
The committee believes incorporating Adjusted EBITDA as the financial measure is appropriate because it is directly tied to management’s success in growing our business and will drive our executives to improve operational execution, efficiencies, cash flow and profitability. In addition, the committee believes that Adjusted EBITDA is a complementary financial measure to earnings per share, which is the performance measure used in our LTI program.
The chart below describes the 2020 target STI awards for each executive:

Name	Annual Base Salary	Target STI Award as a % of Base Salary	Target STI Award
Mr. Cutillo	$740,000	100%	$740,000
Mr. Ballschmiede	506,400	65%	329,160
Mr. Wadsworth	476,900	80%	381,520
Mr. Chandler(1)	196,673	60%	118,004
Mr. Wolf(1)	119,346	40%	47,738
(1)Target STI award values were prorated for Mr. Chandler and Mr. Wolf given that each worked a partial year.
With respect to the performance goals, the committee established threshold and maximum goals as well, and executives could earn between 50% and 200% of the applicable target STI award based on the level of achievement of the goal. The chart below summarizes these goals and the Company’s actual performance during 2020 with respect to each performance measure.
2020 Short Term Incentive Program Results

Performance Measure	Weighting	Threshold Performance	Target Performance	Maximum Performance	Actual Performance	Payout % of Performance Measure (rounded)
(in thousands, except percentage data)
Adjusted EBITDA(1)	75%	$ 112,050	$ 124,500	$ 130,730	$ 128,104	158%
Strategic(2)	25%	50% Three of five completed by 12/31/2020	100% Three of five completed by applicable target dates	200% All five completed by applicable target dates	170%	170%
(1)EBITDA is a non-GAAP measure. Our calculation of Adjusted EBITDA for purposes of establishing our Adjusted EBITDA target and determining the actual Adjusted EBITDA amount is detailed below (in thousands).

| 26 | Sterling Construction | 2021 Proxy Statement

2020
Net income	$42,306
Add: interest, net	29,516
Add: income tax expense	22,471
Add: depreciation and amortization	32,785
Add: acquisition related costs	1,026
Adjusted EBITDA	$128,104
(2)Timely and successful Plateau integration included five Initiatives with established target dates; Sarbanes-Oxley documentation and compliance, IT systems conversion, adoption of Sterling’s key benefit programs, hire senior finance and human resources personnel and the completion of the Plateau Strategic Plan.
As a result, in March 2021, the committee approved the annual STI awards to the NEOs.

Name	% of Target Earned (EBITDA)	STI Award Based on EBITDA	% of Target Earned (Strategic)	STI Award Based on Strategic	Total 2020 STI Award Earned
Mr. Cutillo	158%	$876,061	170%	$314,500	$1,190,561
Mr. Ballschmiede	158%	389,681	170%	139,893	529,574
Mr. Wadsworth	158%	451,669	170%	162,146	613,815
Mr. Chandler(1)	158%	139,701	170%	50152	189,853
Mr. Wolf(1)	158%	56,516	170%	20,289	76,805
(1)Mr. Chandler’s and Mr. Wolf’s STI awards were prorated for partial year of employment.

Long-Term Incentive Program
Under our long-term incentive, or LTI, program, our NEOs receive a combination of PSUs, designed to reward increased earnings per share (“EPS”), and RSUs, which are a time-based award designed to promote retention and stock ownership. In December 2020, the committee assigned each executive officer an LTI Target Amount, which was expressed as a percentage of his annual base salary at the time.
The LTI awards vest over a three-year performance period and, except for limited circumstances, require continued employment in order to earn the award. Both awards are settled in shares of our common stock. The terms of the LTI awards are summarized as follows:
•PSUs – vest in three substantially equal annual installments (tranches) based on the Company’s achievement of annual threshold, target or maximum EPS goals established for each year in the performance period. Since the current PSU Program was put in place in 2018, the annual compound growth rate has averaged 5% for each Award period. Because of the market sensitivity of the future long-term EPS growth targets, the compound growth rates for each program year are not disclosed until the actual year of performance is completed.

Performance goals for all three years in each performance period are established at the beginning of the period based on growth over the full period. Goals are not reset or revisited at any point over the three-year period. As a result, while the program includes multiple one-year periods, we believe it is truly long-term.

Sterling Construction | 2021 Proxy Statement | 27 |

The example below will illustrate the tranche concept relative to PSUs.

	Tranche Subject to 2018 Performance	Tranches Subject to 2019 Performance	Tranches Subject to 2020 Performance	Tranches Subject to 2021 Performance	Tranche Subject to 2022 Performance
2018 Award	Tranche 1	Tranche 2	Tranche 3	—	—
2019 Award	—	Tranche 1	Tranche 2	Tranche 3	—
2020 Award	—	—	Tranche 1	Tranche 2	Tranche 3
•RSUs – vest in three substantially equal annual installments during the performance period.
In 2020, the number of RSUs and PSUs granted to each executive was computed by multiplying the executive’s LTI Target Amount by 50% and then dividing the result by $14.08, which was the closing price per share of our common stock on December 31, 2019, with the exception of Mr. Wolf. His awards were granted effective August 5, 2020, based on the closing price per share of our common stock on August 4, 2020, which was $12.75.

Name	Annual Base Salary	LTI Target as a % of Base Salary	LTI Target Value	Target Value (RSUs)	# of RSUs	Target Value (PSUs)	Target # of PSUs
Mr. Cutillo	$ 740,000	260%	$1,924,000	$962,002	68,324	$962,002	68,324
Mr. Ballschmiede	506,400	115%	582,360	291,174	20,680	291,174	20,680
Mr. Wadsworth	476,900	90%	429,210	214,607	15,242	214,607	15,242
Mr. Chandler	374,500	100%	374,500	187,250	13,299	187,250	13,299
Mr. Wolf(1)	119,346	60%	71,608	35,802	2,808	35,802	2,808

(1)Mr. Wolf’s LTI awards were prorated for partial year of employment. In addition to his regular LTI awards, Mr. Wolf also received a special sign-on award of 25,000 RSUs upon joining the company on August 5, 2020. These RSUs will vest in substantially equal installments on the first three anniversaries of his grant date.

2020 Long Term Incentive Program Results

    In March 2021, the committee reviewed the adjusted EPS results for the outstanding PSU awards and approved the vesting and payout for the respective portion of vesting each of the PSUs granted in January 2018, 2019 and 2020.

Award Year and Tranche	Weighting	Threshold	Target	Maximum	Actual Performance(1)	2020 Payout Performance
2018 Tranche 3	1/3	$0.84	$0.98	$1.12	$1.50	200%
2019 Tranche 2	1/3	$1.11	$1.24	$1.36	$1.72	200%
2020 Tranche 1	1/3	$1.22	$1.43	$1.58	$1.72	200%

(1)Actual performance reflects Plateau related acquisition and non-cash tax adjustments totaling $0.22, $0.22 and $0.00 per share in 2020, 2019 and 2018 respectively.
Cash Severance and Change of Control Benefits
We provide Mr. Cutillo and Mr. Ballschmiede with contractual protections in the event of certain terminations of employment outside of the change of control context, as well as in connection with a change of control. We believe that severance protections, particularly in connection with a change of control transaction, can play a valuable role in attracting and retaining key executive officers by providing protections commonly provided in the market. In addition, we believe these benefits also serve the company’s interest by promoting a continuity of management in the context of an actual or threatened change of control transaction.
Specifically, these executives are entitled to severance benefits under their Executive Employment Agreements in the event of a termination of employment by the company without cause or by the executive for good reason. The board determined that it is appropriate to provide these executives with severance benefits under these circumstances in light of their respective critical positions with the company and as part of their overall compensation package. In addition, we
| 28 | Sterling Construction | 2021 Proxy Statement

believe that the occurrence, or potential occurrence, of a change of control transaction would create uncertainty regarding the continued employment of our executive officers. This uncertainty results from the fact that many change of control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage these executive officers to remain employed with the company during an important time when their prospects for continued employment following a transaction are often uncertain, the Executive Employment Agreements provide these executive officers with enhanced severance benefits if their employment is terminated by the company without cause or by the executive for good reason in connection with a change of control. Because we believe that a termination by the executive for good reason may be conceptually the same as a termination by the company without cause, and because we believe that in the context of a change of control, potential acquirers would otherwise have an incentive to constructively terminate the executive’s employment to avoid paying severance, we believe it is appropriate to provide severance benefits in these circumstances. We do not provide excise tax gross-up protections under any change of control arrangements with our executive officers.
In addition, the terms of our outstanding restricted stock, RSU and PSU awards provide for accelerated vesting under certain circumstances related to a termination of employment and the occurrence of a qualifying change of control. For more information regarding all of these benefits, see the section titled “Executive Compensation Tables—Potential Payments Upon Termination or Change of Control.”
Other Practices, Policies and Guidelines
Executive Stock Ownership Guidelines
We encourage stock accumulation because we believe that it is important for our executive officers to align their interests with the long-term interests of our shareholders. Accordingly, our board of directors adopted stock ownership guidelines applicable to our executive officers. Under the guidelines, each of our non-employee directors and executive officers is encouraged to maintain ownership of shares of our common stock as follows:

Required Level of Ownership
CEO	5 x base salary
Other NEOs	3 x base salary
Shares of our common stock owned individually or jointly, shares held by members of the executive’s immediate family or by a trust for the executive or his immediate family, as well as shares subject to unvested restricted stock and RSUs are counted for purposes of the stock ownership guidelines. The value of the shares is based on the greater of the then current market price or the grant date fair value.
Our executive officers have five years from the date of their respective appointments (or from January 17, 2018, the date upon which the guidelines were revised, whichever is later) to attain these ownership levels. Until the specified ownership levels are met, our executive officers are expected to retain 75% of the net shares issued upon the vesting of equity awards granted by the Company, after deducting any shares used to pay applicable taxes. Each of Mr. Cutillo and Mr. Ballschmiede currently exceeds his target ownership level, and Mr. Wolf is currently in compliance with ownership guidelines. Each of our executive officers (other than Mr. Wolf) has until January 17, 2023 to reach his target ownership level, while Mr. Wolf has until August 2025. Mr. Wadsworth was no longer a NEO as of December 2020.
Clawback Policy
The Company's clawback policy applies to all incentive compensation paid to an employee, including our executive officers (whether paid in cash or in equity) that was based on financial statements that are subsequently restated. Following such a restatement, the compensation shall be adjusted, if necessary, so that the employee will have received no more and no less than the amount that he or she would have received had the incentive award been calculated based on the restated financial results. The policy applies regardless of the employee’s culpability or fault with respect to the error, event, act or omission that caused the restatement.
Compensation Risk Assessment
After reviewing the components of our executive compensation program, the committee believes that the risks arising from our compensation policies and practices for our employees, including our executive officers, are not reasonably likely to have a material adverse effect on the Company. Further, the committee believes that certain features of our compensation program, including our clawback, anti-hedging and anti-pledging policies, our stock ownership guidelines and our use of both cash- and equity-based awards, help to manage any compensation-related risks.
Sterling Construction | 2021 Proxy Statement | 29 |

Limited Executive Perquisites and No Special Retirement Benefits
We seek to maintain a cost-conscious culture in connection with the benefits provided to our executive officers. As a result, we provide limited perquisites to our executive officers. Please see “Executive Compensation Tables—2020 Summary Compensation Table” for a description of the perquisites provided in 2020.
Retirement benefits fulfill an important role within our overall executive compensation objectives by providing a financial security component, which in turn promotes retention. However, our executive officers do not receive any retirement benefits that are not generally available to our other full-time employees. We maintain a 401(k) plan, a tax-qualified defined contribution retirement plan in which our executive officers are eligible to participate, which currently provides a 5% employer match. We do not maintain any excess benefit plans, defined benefit or pension plans, or any deferred compensation plans.
Tax and Accounting Considerations
The accounting and tax treatment of compensation generally has not been a factor in determining the amounts of compensation awarded to our executive officers. However, the committee and management have considered the accounting and tax impact of various program designs to balance the potential cost to the Company with the benefit or value to the executive officer.
Compensation and Talent Development Committee Report
The compensation and talent development committee of the board has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, and based on such review and discussion, the compensation and talent development committee recommended to the board that the Compensation Discussion and Analysis be included in this proxy statement.
Submitted by the compensation and talent development committee on March 2, 2021:
Dana C. O’Brien, Chair
Charles R. Patton
Dwayne A. Wilson
| 30 | Sterling Construction | 2021 Proxy Statement

Executive Compensation Tables
The table below summarizes the total compensation paid to or earned by our named executive officers for the fiscal years ended December 31, 2020, 2019 and 2018.
2020 Summary Compensation Table

Name and Principal Position	Year	Salary(1)	Bonus	Stock Awards(2)	Non-Equity Incentive Plan Compensation	All Other Compensation(3)	Total
Joseph A. Cutillo Chief Executive Officer	2020 2019 2018	$740,000 675,000 650,000	$0 250,000 0	$1,924,004 1,349,990 6,710,008	$1,190,561 1,350,000 902,500	$48,651 37,005 64,222	$3,903,216 3,661,995 8,326,730

Ronald A. Ballschmiede Executive Vice President, Chief Financial Officer & Chief Accounting Officer	2020 2019 2018	506,400 480,000 465,000	0 200,000 0	582,348 503,990 2,716,254	529,574 624,000 453,375	14,250 14,000 13,750	1,632,584 1,821,990 3,648,379

Con L. Wadsworth(4) President, Heavy Civil	2020 2019 2018	476,900 463,000 450,000	0 50,000 0	429,214 416,694 405,005	613,815 740,800 540,000	29,880 26,950 26,965	1,549,809 1,697,444 1,421,970

Richard E. Chandler, Jr(5) Former Executive Vice President, General Counsel & Secretary	2020 2019 2018	196,673 350,000 340,000	0 100,000 0	374,500 350,004 1,120,904	189,852 350,000 196,875	428,135 14,000 22	1,189,160 1,164,004 1,657,801

Mark D. Wolf(6) General Counsel, Chief Compliance Officer & Secretary	2020	119,346	0	390,354	76,805	3,625	590,130

(1)Reflects annual base salary approved by the compensation committee; 2018 and 2019 amounts have been updated accordingly.

(2)Amounts included for 2020 reflect the aggregate grant date value of RSUs and PSUs awarded as part of the LTI program for 2020. See the table below for more information regarding these amounts. The grant date fair value of the RSUs and PSUs are computed in accordance with ASC 718 using the closing price on the date prior to grant. The maximum aggregate grant date value of the PSUs, assuming maximum performance, is as follows: Mr. Cutillo - $1,924,004, Mr. Ballschmiede - $582,348, Mr. Wadsworth - $429,214, Mr. Chandler - $374,500, and Mr. Wolf - $390,354. For Mr. Wolf the table above also includes his new hire award.

	2020 LTI Program Awards
Name	RSUs	PSUs
Mr. Cutillo	$962,002	$962,002
Mr. Ballschmiede	291,174	291,174
Mr. Wadsworth	214,607	214,607
Mr. Chandler	187,250	187,250
Mr. Wolf	35,802	35,802

(3)The amounts reported in the “All Other Compensation” column for 2020 reflect, for each NEO as applicable, the sum of the incremental cost to the Company of all perquisites and other personal benefits and all other additional compensation required by SEC rules to be separately quantified, including (a) personal use of company-owned vehicles and (b) amounts contributed by the Company to defined contribution plans. In addition, for Mr. Chandler, the amounts include separation benefits, including severance payments and amounts due for accrued but unused PTO.

	Perquisites and Other Personal Benefits
Name	Use of Company- Owned Vehicles	Plan Contributions	Severance Benefit
Mr. Cutillo	$34,401	$14,250	—
Mr. Ballschmiede	—	14,250	—
Mr. Wadsworth	15,630	14,250	—
Mr. Chandler	—	10,554	417,581
Mr. Wolf	—	3,625	—

(4)Mr. Wadsworth transitioned from his role as Executive Vice President & Chief Operating Officer to the role of President of the Company’s Heavy Civil Segment in December of 2020.

(5)Mr. Chandler left the Company in June 2020.

(6)Mr. Wolf joined the Company in August 2020.
Sterling Construction | 2021 Proxy Statement | 31 |

Grants of Plan-Based Awards in 2020

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All other Stock Awards: Number of Shares of Stock or Units(2)	Grant Date Fair Value of Stock Awards
		Threshold	Target	Maximum	Threshold	Target	Maximum
Joseph A. Cutillo
STI Award		$370,000	$740,000	$1,480,000	$—	$—	$—	$—	$—
LTI - RSU	01/01/2020	—	—	—	—	—	—	68,324	962,002
LTI - PSU(3)	01/01/2020	—	—	—	34,162	68,324	136,648	—	962,002
Ronald A. Ballschmiede
STI Award		164,580	329,160	658,320	—	—	—	—	—
LTI - RSU	01/01/2020	—	—	—	—	—	—	20,680	291,174
LTI - PSU(3)	01/01/2020	—	—	—	10,340	20,680	41,360	—	291,174
Con L. Wadsworth
STI Award		190,760	381,520	763,040	—	—	—	—	—
LTI - RSU	01/01/2020	—	—	—	—	—	—	15,242	214,607
LTI - PSU(3)	01/01/2020	—	—	—	7,621	15,242	30,484	—	214,607
Richard E. Chandler, Jr.
STI Award		112,350	224,700	449,400	—	—	—	—	—
LTI - RSU	01/01/2020	—	—	—	—	—	—	13,299	187,250
LTI - PSU(3)	01/01/2020	—	—	—	6,650	13,299	26,598	—	187,250
Mark D. Wolf
STI Award		23,869	47,738	95,476	—	—	—	—	—
Sign-on RSU	08/05/2020	—	—	—	—	—	—	25,000	318,750
LTI - RSU	08/05/2020	—	—	—	—	—	—	2,808	35,802
LTI - PSU(3)	08/05/2020	—	—	—	1,404	2,808	5,616	—	35,802

(1)For 2020, under our STI program, each of our named executive officers had a target award based on a percentage of salary, with the amount to be earned based on the Company’s performance relative to a pre-established EBITDA target (representing 75% of the target award) and a strategic target (representing 25% of the target award). The amounts reported represent the estimated threshold, target and maximum possible incentive payments that could have been received by each named executive officer pursuant to the program for 2020. The estimated amounts in the “Threshold” column reflect achievement of the threshold level of performance relative to the targets, resulting in a payout of 50% of the target award for each component. The estimated amounts in the “Maximum” column reflect achievement of the maximum level of performance relative to the targets, resulting in a payout of 200% of the target award for each component. For more information, see the section titled “Executive Officer Compensation—Compensation Discussion and Analysis.”
(2)These awards represent RSUs awarded to the executive officers as part of the 2020 LTI Program. Each of the named executive officers received a portion of his 2020 target LTI Program award in the form of RSUs. Each RSU represents a contingent right to receive a shares of our common stock on the vesting date, provided the executive remains employed with us throughout the vesting period, subject to certain exceptions. The RSUs will vest in one-third installments on each of December 31, 2020, 2021 and 2022. For Mr. Wolf, also includes a special sign-on grant of RSUs he received upon joining the company. These RSUs will vest in one-third installments on each of August 5, 2021, 2022 and 2023. For more information regarding the RSUs granted to the named executive officers under our 2020 LTI Program, see the section titled “Executive Officer Compensation—Compensation Discussion and Analysis.”
(3)These awards represent PSUs awarded to the executive officers as part of the 2020 LTI Program. Each of the named executive officers received a portion of his 2020 target LTI Program award in the form of PSUs. Each PSU represents a contingent right to receive shares of our common stock, with the final number of shares to be issued to our named executive officers based on the Company’s achievement of applicable EPS threshold, target and maximum goals for each year in the three-year performance cycle ending December 31, 2022. Achievement of the threshold level of performance will result in a payout of 50% of the target award, and a maximum performance would result in 200% of target. The award will vest in one-third installments after the end of each year in the performance cycle. For more information regarding the PSUs granted to the named executive officers under our 2020 LTI Program, see the section titled “Executive Officer Compensation—Compensation Discussion and Analysis.”

| 32 | Sterling Construction | 2021 Proxy Statement

Outstanding Equity Awards at December 31, 2020

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested(1)	Market Value of Shares or Units of Stock That Have Not Vested(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2)
Joseph A. Cutillo	77,178	$1,436,283	678,164	$12,620,632
Ronald A. Ballschmiede	29,858	555,657	261,455	4,865,678
Con L. Wadsworth	23,450	436,405	44,761	833,002
Richard E. Chandler, Jr.	N/A	N/A	64,634	1,467,529
Mark D. Wolf	26,872	500,088	3,744	69,676

(1)Unless the award is forfeited or vesting is accelerated because of a termination of employment or change of control as described below under “Potential Payments upon Termination or Change in Control,” the restrictions on the restricted stock and RSUs will lapse and the awards will vest as follows:

Name	RSUs	Vesting Date
Mr. Cutillo	20,661	On December 31, 2021
	45,549	½ on each of December 31, 2021 and 2022
	10,968	On January 1, 2021
Mr. Ballschmiede	7,713	On December 31, 2021
	13,787	½ on each of December 31, 2021 and 2022
	8,358	On January 1, 2021
Mr. Wadsworth	6,377	On December 31, 2021
	10,161	½ on each of December 31, 2021 and 2022
	7,812	On January 1, 2021
Mr. Chandler	N/A	N/A
Mr. Wolf	1,872	½ on each of December 31, 2021 and 2022
	25,000	⅓ on each of August 5, 2021, 2022 and 2023
(2)The market value of the awards as reflected in this table was based on the $18.61 closing market price per share of our common stock on December 31, 2020.
(3)The table below sets forth our outstanding PSU awards as of December 31, 2020. Unless the award is forfeited or vesting is accelerated because of a termination of employment or change of control as described below under “Potential Payments upon Termination or Change in Control,” the restrictions on the target PSUs granted as part of our LTI program will lapse in one-third increments following the end of each year in the three-year performance period as set forth in the table below. The table below includes tranches of awards that paid out in early 2021 based on 2020 adjusted EPS results.

		Outstanding PSUs
Name	Grant Date	Threshold	Target	Maximum	Last Day of Performance Period
Mr. Cutillo	01/17/2018	6,271	12,541	25,082	12/31/2020
	12/12/2018	N/A	500,000	N/A	12/31/2023
	01/16/2019	20,661	41,322	82,644	12/31/2021
	01/01/2020	34,162	68,324	136,648	12/31/2022
Mr. Ballschmiede	01/17/2018	2,686	5,371	10,742	12/31/2020
	12/12/2018	N/A	200,000	N/A	12/31/2023
	01/16/2019	7,714	15,427	30,854	12/31/2021
	01/01/2020	10,340	20,680	41,360	12/31/2022
Mr. Wadsworth	01/17/2018	1,327	2,653	5,306	12/31/2020
	01/16/2019	6,378	12,755	25,510	12/31/2021
	01/01/2020	7,621	15,242	30,484	12/31/2022
Mr. Chandler	01/17/2018	1,264	2,527	5,054	12/31/2020
	01/16/2019	2,679	5,357	10,714	12/31/2021
	01/01/2020	2,217	4,433	8,866	12/31/2022
Mr. Wolf	08/05/2020	1,404	2,808	5,616	12/31/2022
Sterling Construction | 2021 Proxy Statement | 33 |

2020 Stock Vested

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
Joseph A. Cutillo	$103,573	$1,729,550
Ronald A. Ballschmiede	46,727	752,765
Con L. Wadsworth	30,051	488,377
Richard E. Chandler, Jr.	51,622	313,972
Mark D. Wolf	936	17,419

(1)The value realized on vesting of restricted stock and RSUs and payout of PSUs is based on the closing sale price on the date of vesting of the award or payout with respect to the PSUs, or, if there were no reported sales on such date, on the last preceding date on which any reported sale occurred.
Potential Payments upon Termination or Change in Control
Executive Employment Agreements
In December 2018, we entered into the Executive Employment Agreements with Mr. Cutillo and Mr. Ballschmiede that will expire on December 11, 2021, subject to additional one-year periods unless either party elects not to renew. Under the agreements, Mr. Cutillo will receive an annual base salary of $740,000 and Mr. Ballschmiede will receive an annual base salary of $506,400, which amounts reflect the annual base salary of each executive as of January 2020, as adjusted by the committee in its discretion as provided in the agreements. During the term of the agreements, each executive is eligible to receive short-term and long-term incentive compensation and to receive equity-based long-term incentive awards under the Company’s applicable plans and programs (on terms no less favorable to awards made to the Company’s other senior executive employees), in each case based upon the achievement of applicable performance standards. In addition, Mr. Cutillo will be entitled to use of a Company-provided vehicle and related costs. Each agreement also contains non-compete and non-solicitation covenants that apply during the term of the agreement and for the 12-month period following termination of the executive’s employment, as well as standard confidentiality and mutual non-disparagement covenants that apply during the term of the Agreement and continue indefinitely after termination of the Executive’s employment. Each executive is entitled to receive certain benefits in the event of the termination of his employment under certain circumstances in addition to any accrued obligations due at the time of termination.
Termination without Cause or with Good Reason
Each Executive Employment Agreement provides that if the executive officer’s employment is terminated by the Company without cause or by the executive with good reason, and the executive complies with the restrictive covenants set forth in the agreement, the executive will be entitled to:
•a cash severance payment equal to the sum of two times for Mr. Cutillo and one times for Mr. Ballschmiede the executive’s base salary at the time of termination, plus an amount equal to the executive’s COBRA premium for the 18 months following the date of termination;
•payment or reimbursement of up to $50,000 for Mr. Cutillo and $25,000 for Mr. Ballschmiede for post-termination outplacement services costs;
•with respect to Supplemental PSUs, vesting shall occur only for any outstanding tranche that achieves the applicable performance goal as of December 31 of the year in which the executive’s employment is terminated; and
•all other equity awards will accelerate, become fully vested and be settled in accordance with the terms of the applicable award agreements.
Termination without Cause or with Good Reason in connection with a Change of Control
Each employment agreement provides that if the executive officer’s employment is terminated by the Company without cause or by the executive with good reason, and such termination occurs six (6) months prior to or twenty-four (24) months following a change of control (as defined in the agreement), and the executive complies with the restrictive covenants set forth in the agreement, the executive will be entitled to:
| 34 | Sterling Construction | 2021 Proxy Statement

•a cash severance payment equal to two times for Mr. Cutillo and one and one-half times for Mr. Ballschmiede the executive’s base salary and target STI award for the year in which the termination occurs, plus an amount equal to the executive’s COBRA premium for the 18 months following the date of termination;
•a cash payment of $50,000 for Mr. Cutillo and $25,000 for Mr. Ballschmiede in lieu of the post-termination outplacement benefits or reimbursements described above; and
•with respect to the Supplemental PSUs, all outstanding tranches of Supplemental PSUs will become immediately vested upon the occurrence of the change of control.
If any part of the payments or benefits received by the executive in connection with a termination following a change of control constitutes an excess parachute payment under Section 4999 of the Internal Revenue Code (the “Code”), the executive will receive the greater of (1) the amount of such payments and benefits reduced so that none of the amount constitutes an excess parachute payment, net of income taxes, or (2) the amount of such payments and benefits, net of income taxes and net of excise taxes under Section 4999 of the Code.

In addition to the agreements with Messrs. Cutillo and Ballschmiede, the Company has entered into a letter agreement with Mr. Wolf that provide him with a severance payment equal to eighteen months of his base salary if he is terminated as a result of a change of control occurring within two years of his hire date.
Equity-Based Awards
The terms of our outstanding equity-based award agreements (which include restricted stock, RSUs and PSUs) generally provide that the subject award will be forfeited if the award recipient terminates employment prior to the vesting of the award, except under certain circumstances described below.
•Restricted Stock/RSUs – Upon (i) a recipient’s termination due to death, permanent disability, or by the Company without cause, (ii) with respect to awards made in 2019 and beyond, a recipient’s termination due to good reason (as defined in the recipient’s employment agreement), or (iii) a change of control of the Company, any outstanding restricted stock and RSUs will vest in full. In connection with a retirement, provided six months has elapsed since the start of the three-year performance period and the executive executes a one-year non-competition and non-solicitation agreement, all restricted stock and RSUs will vest in full. For purposes of the equity awards, retirement is defined as termination of employment with 6 months written notice on or after attaining age 60 with a minimum of 10 years of service, or age 65 with a minimum of 5 years of service.
•PSUs – If, during the performance period of a PSU award (other than the Supplemental PSUs), (i) a recipient’s employment terminates due to death or permanent disability, (ii) with respect to awards granted in 2019 and beyond, a recipient’s termination by the Company without cause or by the recipient with good reason (as defined in the recipient’s employment agreement), or (iii) a change of control of the Company occurs, any PSUs for years in which the recipient was an employee will vest based on actual performance and PSUs for the remaining years will vest assuming target performance. If a recipient retires, and provided the recipient executes a one-year non-competition and non-solicitation agreement with the Company, all outstanding PSUs will remain outstanding and vest based on actual performance.
STI Awards
The terms of our STI program provide that participants must generally be employed through the end of the program year in order to earn the award, except under the following circumstances:
•Death or Permanent Disability – Upon a participant’s termination due to death or permanent disability, or in the event of a change of control of the Company before the end of a program year, the participant will receive a prorated payout of his or her target STI award.
•Retirement or Termination without Cause – Upon a participant’s retirement (as defined above) or termination by the Company without cause or by the participant with good reason (as defined in a participant’s employment agreement) before the end of a program year, the participant will receive a prorated payout of his or her STI award based on the actual level of performance for the program year.
The following table quantifies the potential payments to our NEOs under the contracts, arrangements, plans and scenarios discussed above, assuming a December 31, 2020 termination date. To calculate the value of the awards, we have used the closing price of our common stock of $18.61 on December 31, 2020, as NASDAQ reported. The table
Sterling Construction | 2021 Proxy Statement | 35 |

does not include amounts that may be payable under our 401(k) plan or other benefits payable to all company employees, nor payouts under our STI program, which would have been earned by the executive as of December 31, 2020.
Potential Payments Upon Termination or Change of Control as of December 31, 2020

Name	Lump Sum Severance Payment	RSUs (Unvested & Accelerated)(1)	PSUs (Unvested & Accelerated / Retained)(2)	Outplacement Assistance	Total(3)
Joseph A. Cutillo
Death, Disability or Retirement	$—	$1,436,283	$3,315,632	$—	$4,751,915
Termination without Cause or with Good Reason	1,513,475	1,436,283	3,315,632	50,000	6,315,390
Change of Control	—	1,436,283	12,620,632	—	14,056,915
Qualifying Termination i/c/w Change of Control	3,534,097	—	—	—	3,534,097
Ronald A. Ballschmiede
Death, Disability or Retirement	—	555,657	1,143,678	—	1,699,335
Termination without Cause or with Good Reason	528,110	555,657	1,143,678	25,000	2,252,445
Change of Control	—	555,657	4,865,678	—	5,421,335
Qualifying Termination i/c/w Change of Control	1,463,726	—	—	—	1,463,726
Con L. Wadsworth
Death, Disability or Retirement	—	453,154	833,002	—	1,286,156
Termination without Cause	—	453,154	833,002	—	1,286,156
Change of Control	—	453,154	833,002	—	1,286,156
Qualifying Termination i/c/w Change of Control	—	—	—	—	—
Mark D. Wolf
Death	—	500,088	69,676	—	569,764
Disability or Retirement	—	34,838	69,676	—	104,514
Termination without Cause or Good Reason	—	34,838	69,676	—	104,514
Change of Control	—	500,088	52,257	—	552,345
Qualifying Termination i/c/w Change of Control	435,000	—	—	—	435,000
(1)The value of the restricted stock and RSUs that would have vested for each NEO is based on $18.61, the closing price of our common stock on December 31, 2020 and assumes all executives are eligible to retire.
(2)Assumes PSUs vest at target level of performance for all PSUs except those subject to 2020 performance. The value of the PSUs that would have vested or been retained for each NEO is based on $18.61, the closing price of our common stock on December 31, 2020.
(3)Pursuant to the Executive Employment Agreements, the total payments may be subject to reduction if such payments result in the imposition of an excise tax under Section 280G of the Code, but for purposes of this table we have not reflected any Section 280G modifications.

Separation Agreement with Mr. Chandler. Mr. Chandler left the Company effective June 30, 2020, and his separation was treated as a termination without cause under his Executive Employment Agreement with the Company. Pursuant to that agreement, Mr. Chandler received the following separation benefits: (a) a severance payment in the amount of $403,177, payable over the 12 month period following termination, (b) payment of accrued but unused PTO in the amount of $14,404, (c) continued eligibility to receive an annual cash incentive for fiscal year 2020, based on actual achievement of the applicable performance metrics, (d) vesting of 34,873 outstanding RSUs/RSAs and 14,223 PSUs not subject to 2020 performance, and (e) retention of 52,317 outstanding PSUs, which will pay out based on actual achievement of the applicable 2020 performance metrics.

Pay Ratio
The following is a reasonable estimate, prepared under applicable SEC rules, of the ratio of the annual total compensation of Mr. Cutillo, our chief executive officer, to the median of the annual total compensation of our other employees. We determined our median employee based on W-2 earnings for 2020 of each of our 2,323 employees (excluding the chief executive officer) as of December 31, 2020. The annual total compensation of our median employee for 2020 was $59,204. As disclosed in the Summary Compensation Table appearing on page 31, Mr. Cutillo’s annual total compensation for 2020 was $3,903,216. Based on the foregoing, our estimate of the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all other employees was 66 to 1. Given the different methodologies that various public companies will use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies.

| 36 | Sterling Construction | 2021 Proxy Statement

Proposal No. 2: Advisory Vote on the Compensation of Our Named Executive Officers
The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), enacted in July 2010, requires that we provide our shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our NEOs as disclosed in this proxy statement in accordance with Section 14A of the Exchange Act. This vote (commonly referred to as a “say-on-pay” vote) is advisory, which means that it is not binding on the Company, the board of directors or the compensation committee of the board of directors. However, our board and the compensation committee value the opinion of our shareholders and will consider the outcome of the vote when evaluating our executive compensation program. The vote is not intended to address any specific compensation arrangement or amount, but rather the overall compensation of our NEOs and our compensation philosophy and practices as disclosed under the “Executive Officer Compensation” section of this proxy statement. This disclosure includes the compensation tables and a narrative discussion regarding our executive compensation program.
At last year’s annual meeting, we provided our shareholders with the opportunity to cast a non-binding advisory vote regarding the compensation of our named executive officers as disclosed in our proxy statement for the 2019 annual meeting of shareholders. Our shareholders approved the “say-on-pay” proposal by greater than 80% of the voting power of the outstanding shares of our common stock present, in person or by proxy, at the 2020 annual meeting and entitled to vote. This year we are again asking our shareholders to vote on the following resolution:
RESOLVED, that the shareholders of Sterling Construction Company, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2021 annual meeting of shareholders pursuant to Item 402 of Regulation S-K of the rules of the Securities and Exchange Commission.
In considering how to vote on this proposal, we encourage you to review the relevant disclosures in this proxy statement, especially the Compensation Discussion and Analysis, which contain detailed information about our executive compensation program.
Vote Required to Approve, on an Advisory Basis, the Compensation of Our Named Executive Officers
Approval of this proposal requires the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote on the proposal. For more information on the voting requirements, see “Questions and Answers about the Proxy Materials, Annual Meeting and Voting.”
Recommendation of the Board of Directors

✓	OUR BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.
Sterling Construction | 2021 Proxy Statement | 37 |

Audit Committee Report
The audit committee is currently composed of four directors, Roger A. Cregg (chair), Marian M. Davenport, Raymond F. Messer and Dwayne A. Wilson, all of whom are independent, as defined by SEC rules and in the NASDAQ listing standards. In addition, the board has determined that Mr. Cregg qualifies as an “audit committee financial expert,” as such term is defined by the rules of the SEC. We operate under a written charter approved by us and adopted by the board of directors. Our primary function is to assist the board of directors in fulfilling the board’s oversight responsibilities relating to (1) the effectiveness of the Company’s internal control over financial reporting, (2) the integrity of the Company’s financial statements, (3) the Company’s compliance with legal and regulatory requirements, (4) the qualifications and independence of the Company’s independent registered public accounting firm, (5) the performance of the Company’s independent registered public accounting firm and (6) the review and approval or ratification of any transaction that would require disclosure under Item 404(a) of Regulation S-K of the Exchange Act.
We oversee the Company’s financial reporting process on behalf of the board. Our responsibility is to monitor and review this process, but we are not responsible for developing and consistently applying the Company’s accounting principles and practices, preparing and maintaining the integrity of the Company’s financial statements and maintaining an appropriate system of internal controls, auditing the Company’s financial statements and the effectiveness of internal control over financial reporting, or reviewing the Company’s unaudited interim financial statements. Those are the responsibilities of management and the Company’s independent registered public accounting firm, respectively.
During 2020, management assessed the effectiveness of the Company’s system of internal control over financial reporting in connection with the Company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002. We reviewed and discussed with management and Grant Thornton LLP (“Grant Thornton”), the Company’s independent registered public accounting firm, management’s report on internal control over financial reporting and Grant Thornton’s report on their audit of the Company’s internal control over financial reporting as of December 31, 2020, both of which are included in our 2020 annual report.
Appointment of Independent Registered Public Accounting Firm; Financial Statement Review
In March 2020, in accordance with our charter, we appointed Grant Thornton as the Company’s independent registered public accounting firm for 2020. We have reviewed and discussed the Company’s audited financial statements for 2019 with management and Grant Thornton. Management represented to us that the audited financial statements fairly present, in all material respects, the financial condition, results of operations and cash flows of the Company as of and for the periods presented in the financial statements in accordance with accounting principles generally accepted in the United States, and Grant Thornton provided an opinion to the same effect.

We have received from Grant Thornton the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) regarding the independent accountant’s communications with the audit committee concerning independence, and we have discussed with Grant Thornton their independence from the Company and management. We have also discussed with Grant Thornton the matters required to be discussed by the applicable requirements of the PCAOB and the SEC.
In addition, we have discussed with Grant Thornton the overall scope and plans for their audit, and have met with them and management to discuss the results of their examination, their understanding and evaluation of the Company’s internal controls as they considered necessary to support their opinion on the financial statements for the year 2020, and various factors affecting the overall quality of accounting principles applied in the Company’s financial reporting. Grant Thornton also met with us without management being present to discuss these matters.
In reliance on these reviews and discussions, we recommended to the board of directors, and the board of directors approved, the inclusion of the audited financial statements referred to above in the 2020 annual report.
Dated: March 2, 2021:
Roger A. Cregg, Chair
Marian M. Davenport
Raymond F. Messer
Dwayne A. Wilson
| 38 | Sterling Construction | 2021 Proxy Statement

Independent Registered Public Accounting Firm
Fees and Related Disclosures for Accounting Services
The following table discloses the aggregate fees billed for professional services rendered by Grant Thornton in 2020 and 2019:

	2020	2019
Audit Fees(1)	$840,580	$841,770
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees(2)	—	256,669
Total	$840,580	$1,098,439
_________
(1)Audit Fees were primarily for professional services rendered to comply with all statutory and financial audit requirements for the Company and its subsidiaries including audit services rendered related to the accounting or disclosure treatment of transaction or events and the impact of final or proposed rules, standards or interpretations by regulatory and standard setting bodies.
(2)We incurred these audit-related fees for due diligence in connection with our acquisition of Plateau and the related financing transactions.
_________________
The audit committee has determined that the provision of the services described above is compatible with maintaining the independence of our independent registered public accounting firm.
Pre-Approval Policies and Procedures
The audit committee’s policy is to pre-approve all audit and permitted non-audit services provided by our independent registered public accounting firm. In accordance with that policy, the committee annually pre-approves a list of specific services and categories of services, including audit and permitted non-audit services, for the upcoming or current fiscal year, subject to specified cost levels. All requests for services to be provided by the Company’s independent registered public accounting firm must be submitted to the Company’s chief financial officer and the chair of the audit committee, together with a detailed description of the services to be rendered. The chief financial officer may authorize any services that have been pre-approved by the audit committee. Any service that is not included in the approved list of services must be separately pre-approved by the audit committee. In addition, if fees for any service exceed the amount that has been pre-approved, then payment of additional fees for such service must be specifically pre-approved by the audit committee. During 2020, none of the services provided by our independent registered public accounting firm required use of the de minimis exception to pre-approval contained in the SEC’s rules.
Sterling Construction | 2021 Proxy Statement | 39 |

Proposal No. 3: Ratification of the Appointment of Our Independent Registered Public Accounting Firm
In March 2021, in accordance with our charter, we appointed Grant Thornton as the Company’s independent registered public accounting firm for 2021. Our board and the audit committee seek shareholder ratification of the audit committee’s appointment of Grant Thornton as our independent registered public accounting firm to audit our consolidated financial statements for the year 2021. If our shareholders do not ratify the appointment of Grant Thornton, the audit committee will reconsider this appointment. Representatives of Grant Thornton are expected to be present at the meeting to respond to appropriate questions, and those representatives will also have an opportunity to make a statement if they desire to do so.
Vote Required to Ratify the Appointment of Our Independent Registered Public Accounting Firm
Approval of this proposal requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy and entitled to vote on the proposal. For more information on the voting requirements, see “Questions and Answers about the Proxy Materials, Annual Meeting and Voting.”
Recommendation of the Board of Directors

✓	OUR BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.
| 40 | Sterling Construction | 2021 Proxy Statement

Proposal No. 4: Adoption of the Amended and Restated 2018 Stock Incentive Plan

Our board of directors unanimously approved, and recommends that our shareholders adopt, the Amended and Restated 2018 Stock Incentive Plan (the Plan), which is summarized below and attached as Annex A to this proxy statement. Because this is a summary, it does not contain all of the information that may be important to you. You should read Annex A carefully before you decide how to vote.

Why Shareholders Should Vote to Adopt the Plan:

Equity Incentive Awards Are An Important Part Of Our Compensation Philosophy
The company believes that the adoption of the Plan is essential to our success. The Plan is intended to increase shareholder value and advance the interests of the company and its subsidiaries by furnishing a variety of equity incentives designed to (a) attract, retain, and motivate key employees, officers, and directors of the company and consultants and advisers to the company and (b) strengthen the mutuality of interests among such persons and the company’s shareholders. The board and company management believe that equity incentives are necessary to remain competitive in the industry.

Summary of Material Revisions to the Plan

As compared to the original 2018 Stock Incentive Plan, the proposed Plan includes the following material changes:

•increases the authorized shares under the Plan by 2,000,000 from 1,800,000 to 3,800,000;
•increase the number of shares that may be granted without compliance with minimum vesting requirements by 100,000 from 90,000 to 190,000, which is 5% of the total shares available under the Plan; and
•extends the term of the Plan from May 2, 2028 to May 5, 2031.

Our Current Plan Has Insufficient Shares Available For Grant
There are currently no shares remaining available for future grants to our officers, employees and non-employee directors under our current stock incentive plan. As such, we will not have sufficient shares available to make long-term incentive grants to our executive officers and key employees in the future, nor do we have sufficient shares to make our annual equity grant to our non-employee directors in May 2021. While the company could increase cash compensation if it is unable to grant equity incentives, replacing equity awards with cash awards would not only misalign our executive and shareholder interests, it would also increase cash compensation expense and divert cash that could otherwise be reinvested in our business.

We have a History of Prudent Use of Shares
In determining to adopt the Plan, we considered the following:
•Share Reserve. The board has approved the reservation of an additional 2,000,000 shares under the Plan.
•Burn Rate. Our annual burn rate for each of calendar years 2018, 2019 and 2020 was 3.0%, 3.0% and 1.8%, respectively, resulting in a three-year average burn rate of 2.6%. Annual equity burn rate is calculated by dividing (1) the number of shares subject to equity awards granted during the year by (2) the weighted-average number of shares outstanding at the end of the applicable year.
In the fourth quarter of 2019, we acquired Plateau for $428 million. Plateau has been a transformational acquisition for us, expanding our service offerings and US geographic footprint while more than doubling our 2020 earnings and cash flow. In connection with the acquisition, we issued one-time grants to Plateau’s senior leadership which included five-year performance shares and three-year restricted shares totaling 350,000 shares. Excluding these one-time acquisition related grants, our burn rate for each of calendar years 2018, 2019 and 2020 would have been 3.0%, 1.7% and 1.8%, respectively for a three-year average burn rate of 2.2%.
•Expected Duration of the Plan. The company expects the share reserve under the Plan to provide the company with enough shares for awards for approximately three to five years, assuming the company continues to grant awards consistent with its current practices and historical usage, as reflected in its average three-year burn rate, and noting that future circumstances may require the company to change its current equity grant practices. As the company cannot predict its future equity grant practices with any degree of certainty at this time, the share reserve under the Plan could last for a shorter or longer time.
Sterling Construction | 2021 Proxy Statement | 41 |

•Dilution. In calendar years 2018, 2019 and 2020, the end of year overhang rate (calculated by dividing (1) the sum of the number of shares issuable pursuant to equity awards outstanding at the end of the calendar year plus shares remaining available for issuance for future awards at the end of the calendar year by (2) the sum of the number of shares outstanding at the end of the calendar year plus the sum of (1) above) was 7.8%, 6.0% and 5.2%, respectively. The overhang rate would have increased from 5.2% to approximately 12.2%, had the additional 2,000,000 shares been effected at December 31, 2020.

In light of the factors described above, the board has determined that the size of the share reserve under the Plan is reasonable and appropriate at this time.

Equity Compensation Best Practices Reflected in the Plan

The Plan has a number of provisions that the company believes are consistent with best practices in equity compensation, protect shareholder interests and promote effective corporate governance, including the following:

•Shareholder Approval is Required for Additional Shares and Other Material Amendments. The Plan does not contain an annual “evergreen” provision. The Plan authorizes a limited number of shares, and shareholder approval is required to increase the maximum number of shares of common stock which may be issued under the Plan. In addition, other material amendments to the Plan require shareholder approval.
•No Discount Stock Options or Stock Appreciation Rights. All stock options and stock appreciation rights will have an exercise price equal to or greater than the fair market value of the company’s common stock on the date the stock option or stock appreciation right is granted; although discount stock options and SARs may be granted in the event such awards are assumed or substituted in connection with certain corporate transactions. For purposes of equity awards, we generally define fair market value as the closing sale price of a share of our common stock on the stock exchange or national market system on which our common stock is listed on such date or, if no sale occurred on the date in question, the closing sale price for a share of our common stock on the last preceding date for which such quotation exists. The closing sale price for a share of our common stock on the NASDAQ, on March 11, 2021 was $22.67.
•Administration by Independent Directors. Awards under the Plan are administered by the compensation committee which is an independent committee of our board.
•Limitations on Dividend Payments. Dividends and dividend equivalents may accrue on awards, but will only pay out if the applicable vesting conditions are met. Further, participants holding stock options or stock appreciation rights do not receive dividend equivalents for any period prior to the exercise of the award.
•Limitations on Grants. Individual limits on awards granted to any participant pursuant to the Plan during any calendar year apply as follows: (a) except for non-employee directors, a maximum of 500,000 shares of common stock may be subject to awards granted to a participant; and (b) with respect to non-employee directors, the aggregate grant date fair value of awards under the Plan granted to a director in a calendar year may not exceed $300,000. These amounts may be adjusted to take into account equity restructurings and certain other corporate transactions as described below.
•No Repricing of Awards. Awards may not be repriced, replaced or regranted through cancellation or modification without shareholder approval if the effect would be to reduce the exercise price for the shares under the award.
•No Tax Gross-Ups. The Plan does not provide for any tax gross-ups.
•No Liberal Share Counting. Shares of common stock delivered or withheld in payment of the exercise price of a stock option or SAR, delivered or withheld to satisfy tax obligations in respect of an award, or repurchased with the proceeds of an option exercise may not be re-issued under the Plan.
•Minimum Vesting Conditions. All awards are subject to a minimum one-year vesting requirement, except that up to 190,000 shares (5% of the shares available under the Plan) may be granted without compliance with this minimum vesting condition.
•Clawback of Awards. All Awards (including any proceeds, gains or other economic benefit the Participant actually or constructively receives upon receipt or exercise of any Award or the receipt or resale of any Shares underlying the Award) will be subject to the company clawback policy implemented to comply with Applicable Laws, including any clawback policy adopted to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, as set forth in such a clawback policy or the Award Agreement.

Other company policies that help align the interests of our directors and executive officers with those of our shareholders include our policies that prohibit our directors and executive officers from hedging our common stock, and our minimum
| 42 | Sterling Construction | 2021 Proxy Statement

stock ownership guidelines for our directors and executive officers. See “Corporate Governance—Stock Ownership Guidelines” and “Executive Officer Compensation—Compensation Discussion and Analysis.”

Summary of the Amended and Restated 2018 Stock Incentive Plan

Administration. The compensation committee of our board of directors will have plenary authority to administer the Plan and has authority to make awards under the Plan and to set the terms of the awards.
References herein to the “committee” refer to the compensation committee. Subject to the limitations specified in the Plan, the compensation committee may delegate its authority to appropriate officers of the company with respect to grants to employees or consultants who are not subject to Section 16 of the Securities Exchange Act of 1934.

Eligible Participants. Our officers, directors and employees and our consultants and advisors will be eligible to receive awards, or incentives, under the Plan when designated as Plan participants. We currently have three executive officers and six non-management directors eligible to receive awards under the Plan. In addition, 59 other employees currently participate in our long-term incentive program, and a total of 2,642 other employees would be eligible to receive awards under the Plan.

Awards. Awards under the Plan may be granted in any one or a combination of the following forms:
•for officers and employees only, incentive stock options under Section 422 of the Internal Revenue Code (ISOs);
•non-qualified stock options;
•stock appreciation rights (SARs);
•restricted stock;
•restricted stock units (RSUs); and
•other stock-based awards.

Authorized Shares. The Plan authorizes the issuance of up to 3,800,000 shares of common stock, all of which can be issued pursuant to the exercise of ISOs under the Plan during its ten-year term. Shares issued under the plan may be authorized but unissued shares, shares purchased on the open market or treasury shares.

Limitations and Adjustments to Shares Issuable Through the Plan. Awards for no more than 500,000 shares may be granted to a participant in a single year, however, with respect to non-employee directors, the aggregate grant date fair value of awards under the Plan granted to a director in a calendar year may not exceed $300,000.

Generally, for purposes of determining the maximum number of shares of our common stock available for delivery under the Plan, shares that are not delivered because an award is forfeited, cancelled, or settled in cash will not be deemed to have been delivered under the Plan. With respect to SARs paid in shares, all shares to which the SARs relate are counted against the Plan limits rather than the net number of shares delivered upon exercise. If shares are withheld to satisfy the exercise price of a stock option or SAR or the tax withholding obligation associated with any award, those withheld shares will not be available for reissuance under the Plan. In addition, shares purchased on the open market with the proceeds of an option exercise will not be available for reissuance under the Plan.

Proportionate adjustments will be made to all of the share limitations provided in the Plan, including shares subject to outstanding awards, in the event of any recapitalization, reclassification, stock dividend, stock split, combination of shares or other change in the shares of our common stock. Further, the committee may adjust the terms of any award to the extent appropriate to provide participants with the same relative rights before and after the occurrence of any such event.

Minimum Vesting Requirements. All awards granted under the Plan must be made subject to a one-year vesting period, although this minimum vesting requirement does not apply to awards with respect to five percent of the shares authorized under the Plan.

Amendments to the Plan. The board may amend or discontinue the Plan at any time. However, our shareholders must approve any amendment that would:
•materially increase the benefits accruing to participants under the Plan;
•increase the number of shares of common stock that may be issued under the Plan;
•materially expand the classes of persons eligible to participate in the Plan;
•expand the types of awards available for grant under the Plan;
•materially extend the term of the Plan;
Sterling Construction | 2021 Proxy Statement | 43 |

•materially change the method for determining the exercise price of a stock option or SAR; or
•permit the re-pricing of a stock option or SAR.
No amendment or discontinuance of the Plan may materially impair any previously granted award without the consent of the recipient.

Term of the Plan. No awards may be granted under the Plan after May 5, 2031.
Types of Incentives. Each of the types of incentives that may be granted under the Plan is described below:
•Stock Options. The committee may grant non-qualified stock options or ISOs to purchase shares of our common stock. The committee will determine the number and exercise price of the options, provided that the option exercise price may not be less than the fair market value of a share of common stock on the date of grant, except for an option granted in substitution of an outstanding award in an acquisition transaction. In addition, the committee will determine the time or times that the options become exercisable, provided that options are subject to the minimum vesting requirement and exception described above. The term of an option will also be determined by the committee, but may not exceed ten years from the date of the grant. As noted above, the committee may not, without the prior approval of our shareholders, decrease the exercise price for any outstanding option after the date of grant. In addition, an outstanding option may not, as of any date that the option has a per share exercise price that is greater than the then current fair market value of a share of common stock, be surrendered to us as consideration for the grant of a new option with a lower exercise price, another incentive, a cash payment or shares of common stock, unless approved by our shareholders. ISOs will be subject to certain additional requirements necessary in order to qualify as incentive stock options under Section 422 of the Internal Revenue Code. In addition, participants holding stock options will not be entitled to any dividend equivalent rights for any period of time prior to exercise of the stock option.
•Stock Appreciation Rights. A stock appreciation right is a right to receive, without payment to us, a number of shares of common stock or an amount of cash determined by dividing the product of the number of shares as to which the SAR is exercised and the amount of the appreciation in each share by the fair market value of a share on the date of exercise of the right. The committee will determine the exercise price used to measure share appreciation, provided that the exercise price may not be less than the fair market value of a share of common stock on the date of grant, except for a SAR granted in substitution of an outstanding award in an acquisition transaction. In addition, the committee will determine whether the right may be paid in cash, shares of common stock, or a combination of the two, and the number and term of SARs, provided that the term of a SAR may not exceed ten years from the date of grant. SARs are subject to the minimum vesting requirement and exception described above. The Plan restricts decreases in the exercise price and certain exchanges of SARs on terms similar to the restrictions described above for stock options. Participants holding SARs will not be entitled to any dividend equivalent rights for any period of time prior to exercise of the SAR.
•Restricted Stock. Shares of common stock may be granted by the committee and made subject to restrictions on sale, pledge or other transfer by the recipient for a certain restricted period. All shares of restricted stock will be subject to such restrictions as the committee may provide in an agreement with the participant, provided that the minimum vesting requirements described above are satisfied. Subject to the restrictions provided in the agreement and the Plan, a participant receiving restricted stock shall have all of the rights of a shareholder as to such shares, including the right to accrue dividends if provided for in the agreement. Notwithstanding the previous sentence, any and all cash and stock dividends paid with respect to the shares of restricted stock will be subject to the same vesting and forfeitability conditions, including attainment of any performance goals, as are applicable to the underlying shares of restricted stock.
•Restricted Stock Units. A restricted stock unit represents the right to receive from the company on the scheduled vesting date or other specified payment date one share of common stock. All RSUs will be subject to such restrictions as the committee may provide in an agreement with the participant, provided that the minimum vesting requirements described above are satisfied. Subject to the restrictions provided in the agreement and the Plan, a participant receiving RSUs shall have no rights of a shareholder as to such units until such time as shares of common stock are issued to the participant. RSUs may be granted with dividend equivalent rights; provided, however, that any and all dividend equivalent rights with respect to the RSUs will be subject to the same vesting and forfeitability conditions, including attainment of any performance goals, as are applicable to the underlying RSUs.
•Other Stock-Based Awards. The Plan also permits the committee to grant participants awards of shares of common stock and other awards that are denominated in, payable in, valued in whole or in part by reference to, or are otherwise based on the value of, or the appreciation in value of, shares of common stock (other stock-based awards). The committee has discretion to determine the times at which such awards are to be made, the size of such awards, the form of payment, and all other conditions of such awards, including any restrictions, deferral periods or performance requirements, provided that the minimum vesting requirements described above are satisfied. Other stock-based awards may be granted with dividend equivalent rights; provided, however, that any
| 44 | Sterling Construction | 2021 Proxy Statement

and all dividend equivalent rights with respect to the award will be subject to the same vesting and forfeitability conditions, including attainment of any performance goals, as are applicable to the underlying award.

Clawback. The Plan also provides that all Awards (including any proceeds, gains or other economic benefit the Participant actually or constructively receives upon receipt or exercise of any Award or the receipt or resale of any Shares underlying the Award) will be subject to the company clawback policy implemented to comply with Applicable Laws, including any clawback policy adopted to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, as set forth in such a clawback policy or the Award Agreement.

Termination of Employment; Change of Control. If a participant ceases to be an employee of the company or to provide services to us for any reason, including death, disability, or retirement, the participant’s outstanding awards may be exercised, shall vest or shall expire at such time or times as may be determined by the committee and described in the award agreement.
Unless otherwise provided in an award agreement, upon a change of control: (a) all options and SARs will become immediately exercisable, (b) all time-vested restrictions on restricted stock, RSUs or other stock-based awards will lapse, and (c) all performance measures applicable to awards will be disregarded and the award will vest at the target payout level. Further, in the event of a change of control, the committee may, in its sole and absolute discretion and authority, without obtaining the approval or consent of the company’s shareholders or any participant with respect to his or her outstanding awards, take one or more of the following actions:
•arrange for or otherwise provide that each outstanding award shall be assumed or a substantially similar award shall be substituted by a successor corporation or a parent or subsidiary of such successor corporation;
•require that all outstanding options and SARs be exercised on or before a specified date (before or after such change of control) fixed by the committee, after which specified date all unexercised options and SARs shall terminate;
•arrange or otherwise provide for payment of cash or other consideration to participants representing the value of such awards, if any, in exchange for the satisfaction and cancellation of outstanding awards, or cancel any outstanding awards for no payment if the award has no value; or
•make other appropriate adjustments or modifications.

Transferability of Awards. Awards under the Plan may not be transferred except:
•by will;
•by the laws of descent and distribution;
•if permitted by the committee and so provided in the award agreement, pursuant to a domestic relations order; or
•in the case of stock options only, if permitted by the committee and if so provided in the award agreement, to immediate family members or to a partnership, limited liability company or trust for which the sole owners, members or beneficiaries are the participant or immediate family members.

Payment of Withholding Taxes. We may withhold from any payments or stock issuances under the Plan, or collect as a condition of payment, any taxes required by law to be withheld. The participant may, but is not required to, satisfy his or her withholding tax obligation by electing to deliver currently owned shares of common stock or to have the company withhold, from the shares the participant would otherwise receive, shares, in each case having a value at least equal to the minimum amount required to be withheld and not in excess of the applicable estimated incremental tax rate approved by the committee. This election must be made prior to the date on which the amount of tax to be withheld is determined.

Prohibition of Repricing. Under the Plan, the committee may not, without the approval of the company’s shareholders, authorize the repricing of any outstanding option or SAR to reduce its exercise price, cancel any option or SAR in exchange for cash or another award when the exercise price exceeds the fair market value of the underlying shares, or take any other action with respect to an option or SAR that the company determines would be treated as a repricing.

Federal Income Tax Consequences of Awards
The federal income tax consequences related to the issuance of the different types of awards that may be granted under the Plan are summarized below. Participants who are granted awards under the Plan should consult their own tax advisors to determine the tax consequences based on their particular circumstances.

Stock Options. A participant who is granted a stock option normally will not realize any income, nor will our company normally receive any deduction for federal income tax purposes, in the year the option is granted. When a non-qualified stock option granted through the Plan is exercised, the participant will realize ordinary income measured by the difference between the aggregate purchase price of the shares acquired and the aggregate fair market value of the shares acquired on the exercise date. An employee generally will not recognize any income upon the exercise of any ISO, but the excess of the fair market value of the shares at the time of exercise over the option price will be an item of tax preference, which
Sterling Construction | 2021 Proxy Statement | 45 |

may, depending on particular factors relating to the employee, subject the employee to the alternative minimum tax imposed by Section 55 of the Internal Revenue Code. The alternative minimum tax is imposed in addition to the federal individual income tax, and it is intended to ensure that individual taxpayers do not completely avoid federal income tax by using preference items. An employee will recognize capital gain or loss in the amount of the difference between the exercise price and the sale price on the sale or exchange of stock acquired pursuant to the exercise of an ISO, provided the employee does not dispose of such stock within two years from the date of grant and one year from the date of exercise of the ISO (the holding periods). An employee disposing of such shares before the expiration of the holding periods will recognize ordinary income generally equal to the difference between the option price and the fair market value of the stock on the date of exercise. The remaining gain, if any, will be capital gain.

If the exercise price of a non-qualified option is paid by the surrender of previously owned shares, the basis and the holding period of the previously owned shares carry over to the same number of shares received in exchange for the previously owned shares. The compensation income recognized on exercise of these options is added to the basis of the shares received. If the exercised option is an ISO and the shares surrendered were acquired through the exercise of an ISO and have not been held for the holding periods, the optionee will recognize income on such exchange, and the basis of the shares received will be equal to the fair market value of the shares surrendered. If the applicable holding period has been met on the date of exercise, there will be no income recognition and the basis and the holding period of the previously owned shares will carry over to the same number of shares received in exchange, and the remaining shares will begin a new holding period and have a zero basis.

Stock Appreciation Rights. Generally, a participant who is granted a SAR under the Plan will not recognize any taxable income at the time of the grant. The participant will recognize ordinary income upon exercise equal to the amount of cash or the fair market value of the stock received on the day it is received.

Restricted Stock. Unless the participant makes an election to accelerate recognition of the income to the date of grant (as described below), the participant will generally not recognize income at the time the restricted stock award is granted. When the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the shares as of that date. If the participant files an election under Section 83(b) of the Internal Revenue Code within 30 days of the date of grant of restricted stock, the participant will recognize ordinary income as of the date of the grant equal to the fair market value of the stock as of that date. Any future appreciation in the stock will be taxable to the participant at capital gains rates. If the stock is later forfeited, however, the participant will not be able to recover the tax previously paid pursuant to a Section 83(b) election.

Restricted Stock Units. A participant will not be deemed to have received taxable income upon the grant of RSUs. The participant will be deemed to have received taxable ordinary income at such time as shares are distributed with respect to the RSUs in an amount equal to the fair market value of the shares distributed to the participant. The basis of the shares received will equal the amount of taxable ordinary income recognized by the participant upon receipt of such shares.

Other Stock-Based Awards. Generally, a participant who is granted any other stock-based award under the Plan will recognize ordinary income at the time the cash or shares of common stock associated with the award are received. If stock is received, the ordinary income will be equal to the excess of the fair market value of the stock received over any amount paid by the participant in exchange for the stock.

Tax Impact on the Company. We will generally be entitled a to a deduction equal to the amount of ordinary income that the participant is required to recognize as a result of the exercise or vesting of an Award, provided that the deduction is not otherwise disallowed under Section 162(m) of the Internal Revenue Code.

Section 409A. If any incentive constitutes non-qualified deferred compensation under Section 409A of the Internal Revenue Code, it will be necessary that the award be structured to comply with Section 409A of the Internal Revenue Code to avoid the imposition of additional tax, penalties and interest on the participant.

Tax Consequences of a Change of Control. If, upon a change of control of the company, the exercisability, vesting or payout of an award is accelerated, any excess on the date of the change of control of the fair market value of the shares or cash issued under accelerated awards over the purchase price of such shares, if any, may be characterized as “parachute payments” (within the meaning of Section 280G of the Internal Revenue Code) if the sum of such amounts and any other such contingent payments received by the employee exceeds an amount equal to three times the “base amount” for such employee. The base amount generally is the average of the annual compensation of the employee for the five years preceding such change in ownership or control. An “excess parachute payment” with respect to any employee is the excess of the parachute payments to such person, in the aggregate, over and above such person’s base amount. If the amounts received by an employee upon a change of control are characterized as parachute payments, the employee will be subject to a 20% excise tax on the excess parachute payment and we will be denied any deduction with respect to such excess parachute payment.

| 46 | Sterling Construction | 2021 Proxy Statement

The foregoing discussion summarizes the federal income tax consequences of awards that may be granted under the Plan based on current provisions of the Internal Revenue Code, which are subject to change. This summary does not cover any foreign, state or local tax consequences.

Equity Compensation Plan Information
The following table presents information as of December 31, 2020, regarding our plans under which common stock may be issued to employees and non-employees as compensation.

Plan Category	Number of Securities To be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a) (1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c) (2)
Equity compensation plans approved by security holders	1,452,888	$	n/a	747,960
Equity compensation plans not approved by security holders	n/a		n/a	n/a
Total	1,452,888		n/a	747,960
(1)The shares reflected in column (a) are the amount of unissued RSUs and PSUs. These awards are not reflected in column (b) as they do not have an exercise price.
(2)The shares reflected in column (c) are the amount available for future issuance under our 2019 Employee Stock Purchase Plan. As of December 31, 2020, there were no shares remaining available for future issuance under the 2018 Stock Incentive Plan.

In early 2021, the compensation committee granted equity awards to employees, including 97,616 RSUs and 92,616 PSUs (representing the target awards). These awards vest over a three year period and are subject to shareholders’ approval of the Plan at the annual meeting.
Vote Required to Adopt the Amended and Restated 2018 Stock Incentive Plan
Approval of this proposal requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy and entitled to vote on the proposal. For more information on the voting requirements, see “Questions and Answers about the Proxy Materials, Annual Meeting and Voting.”
Recommendation of the Board of Directors

✓	OUR BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ADOPTION OF THE AMENDED AND RESTATED 2018 STOCK INCENTIVE PLAN.
Sterling Construction | 2021 Proxy Statement | 47 |

Certain Transactions
All transactions that require disclosure under Item 404(a) of Regulation S-K of the Exchange Act must be periodically reviewed and approved by the audit committee to ensure, among other considerations, that such transactions are in compliance with Delaware law and are on terms that are no less favorable to the Company (including its subsidiaries) than could be obtained from unrelated third parties.
Wadsworth Family
Mr. Wadsworth is the President of the Company’s Heavy Civil Segment. Mr. Wadsworth and some of his immediate family members are part owners of the following companies.

Name (Relationship)	W&S LLC	W&S II, LLC	W&S III, LLC
Con L. Wadsworth	32.45%	24.38%	31.80%
Kip L. Wadsworth (brother)	32.45%	24.38%	36.40%
Tod L. Wadsworth (brother)	32.45%	24.38%	31.80%
Nic L. Wadsworth (brother)	—	24.38%	—
Ralph L. Wadsworth (father)	1.325%	1.24%	—
Peggy Wadsworth (mother)	1.325%	1.24%	—
Each of these companies had a business relationship with Ralph L. Wadsworth Construction Company, LLC (“RLW”), a subsidiary of the Company, in 2020.
•W&S II, LLC & Wadsworth Corporate Center Building A, LLC (“WCC”). RLW leased its primary office space from W&S II, LLC through WCC, an entity owned and managed by W&S II, LLC, for an annual rent, at market rates, of $522,702. This lease expires in 2022.

•Wadsworth Dannon Way, LLC (“WDW”). RLW leased a facility for its equipment maintenance shop from WDW, which is a subsidiary of Wadsworth & Sons LLC and Wadsworth & Sons III, LLC (“W&S III, LLC”), for an annual rent, at market rates, of $353,978. This lease expires in 2031.

The audit committee reviews quarterly, approves and oversees any qualifying transaction between the Company (and its subsidiaries) and any related party and discusses with management the business rationale for the transaction or transactions and the appropriateness of any disclosure related thereto.
| 48 | Sterling Construction | 2021 Proxy Statement

Questions and Answers about the Proxy Materials, Annual Meeting and Voting
Why am I receiving these proxy materials?
Our board of directors is soliciting your proxy to vote at our 2021 annual meeting of shareholders because you owned shares of our common stock at the close of business on March 11, 2021, the record date for the annual meeting, and, therefore, are entitled to vote at the annual meeting. You do not need to attend the annual meeting in person to vote your shares of our common stock. This proxy statement, along with the 2020 annual report, have been made available to shareholders on or about March 24, 2021. We have made these materials available to you on the internet at http://www.proxyvote.com. This proxy statement summarizes the information that you need to know in order to cast your vote at the annual meeting or submit your proxy and voting instructions prior to the annual meeting.
Why did I receive a notice of internet availability of proxy materials instead of a full set of proxy materials?
In accordance with the rules of the SEC, we are permitted to furnish proxy materials, including this proxy statement and our 2020 annual report, to shareholders by providing access to these documents on the internet instead of mailing printed copies. Shareholders will not receive printed copies of the proxy materials unless requested. Instead, the notice of internet availability provides instructions on how to access and review the proxy materials on the internet. The notice also provides instructions on how to submit your proxy and voting instructions via the internet. If you would like to receive a printed or email copy of our proxy materials, please follow the instructions for requesting the materials in the notice.
When and where will the annual meeting be held?
The annual meeting will be held at 8:30 a.m., local time, on Wednesday, May 5, 2021, at our headquarters located at 1800 Hughes Landing Boulevard—Suite 250, The Woodlands, Texas 77380. You can obtain directions to the annual meeting by contacting our corporate secretary at (281) 214-0800.
Due to the ongoing COVID-19 pandemic, we are implementing safety protocols for our annual meeting. In light of guidelines recommended by federal and state authorities and the Centers for Disease Control and Prevention restricting group gatherings, seating and capacity will be limited to comply with the applicable recommended guidelines. All attendees will be asked to socially distance themselves from others at the 2021 annual meeting. Additionally, attendees will be required to wear masks and will be subject to a health check upon entering the building and the Company’s corporate office, consistent with practices advised by governmental authorities or as otherwise in place for visitors to the Company’s corporate office. These procedures may include, but not be limited to, a body temperature check for fever. Participants are prohibited from attending the 2021 annual meeting if they have experienced symptoms, or have come into contact with others who have experienced symptoms, of infection with COVID-19. We reserve the right to implement other safety measures as we deem prudent or as required by any applicable laws or government orders.
In the event that it is not possible or advisable to hold the annual meeting in person or at the scheduled date, time or location, we will announce alternative arrangements for the annual meeting as promptly as practicable, which may include holding the annual meeting solely by means of remote communication in a virtual meeting format. Any such change, including details on how to participate, would be announced in advance by press release, a copy of which would be filed with the SEC as additional proxy solicitation materials and posted on the Investor Relations section of our website.
What should I bring if I plan to attend the annual meeting in person?
If you plan to attend the annual meeting in person, please bring proper identification and, if your shares of our common stock are held in “street name,” meaning a bank, broker, trustee or other nominee is the shareholder of record of your shares, please bring acceptable proof of ownership, which is either an account statement or a letter from your bank, broker, trustee or other nominee confirming that you beneficially owned shares of Sterling Construction Company, Inc. common stock on the record date.
Who is soliciting my proxy?
Our board of directors, on behalf of the Company, is soliciting your proxy to vote your shares of our common stock on all matters scheduled to come before the 2021 annual meeting of shareholders, whether or not you attend in person. By completing, signing, dating and returning the proxy card or by submitting your proxy and voting instructions via the
Sterling Construction | 2021 Proxy Statement | 49 |

internet, you are authorizing the proxy holders to vote your shares of our common stock at the annual meeting as you have instructed (or in their best judgement as provided below).
On what matters will I be voting? How does the board recommend that I cast my vote?
At the annual meeting, you will be asked to (1) elect the seven director nominees named herein; (2) approve, on an advisory basis, the compensation of our named executive officers; (3) ratify the appointment of our independent registered public accounting firm; (4) adopt the amended and restated 2018 stock incentive plan, and (5) consider any other matter that properly comes before the annual meeting.
The following summarizes how the board recommends that you vote:

Item	Description	Board Vote Recommendation	Page
1	Election of seven director nominees	FOR each nominee	14
2	Advisory vote to approve the compensation of our named executive officers	FOR	37
3	Ratification of the appointment of Grant Thornton LLP As our independent registered public accounting firm for 2021	FOR	40
4	Adoption of the amended and restated 2018 stock incentive plan	FOR	41
We do not expect any matters to be presented for action at the annual meeting other than the matters described in this proxy statement. However, by signing, dating and returning a proxy card or submitting your proxy and voting instructions via the internet, you will give to the persons named as proxies discretionary voting authority with respect to any matter that may properly come before the annual meeting. The proxies will vote on any such matter in accordance with their best judgment.
How many votes may I cast?
You may cast one vote for every share of our common stock that you owned on March 11, 2021, the record date for the annual meeting.
How many shares of common stock are eligible to be voted?
As of March 11, 2021, we had 28,599,419 shares of common stock outstanding. Each share of common stock outstanding as of the record date for the annual meeting will entitle the holder thereof to one vote.
How many shares of common stock must be present to hold the annual meeting?
Under Delaware law and our bylaws, a majority of the shares our common stock issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, will constitute a quorum at the annual meeting. The inspector of election will determine whether a quorum is present at the annual meeting. Shareholders of record who are present at the annual meeting in person or by proxy will be counted as present at the annual meeting for purposes of determining whether a quorum exists, whether or not such holder of record abstains from voting on any or all of the proposals. If you are a beneficial owner (as defined below) of shares of our common stock, even if you do not instruct your bank, broker, trustee or other nominee how to vote your shares on any of the proposals, if your bank, broker, trustee or other nominee submits a proxy as the record holder with respect to your shares on a matter with respect to which discretionary voting is permitted, your shares will be counted as present at the annual meeting for purposes of determining whether a quorum exists.
How do I vote?
Shareholders of Record
If your shares of our common stock are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are the shareholder of record of those shares and these proxy materials have been made available to you by us. You may submit your proxy and voting instructions via the internet or mail as further described below. Your proxy, whether submitted via the internet or mail, authorizes each of Ronald A. Ballschmiede, our chief financial officer, and Mark D. Wolf, our general counsel and secretary to act as your proxies at the annual meeting
| 50 | Sterling Construction | 2021 Proxy Statement

and at any adjournment of the meeting, each with the power to appoint his substitute, and to represent and vote your shares of our common stock as you directed, if applicable.
•Submit Your Proxy and Voting Instructions via the Internet at: http://www.proxyvote.com
▪Use the internet to submit your proxy and voting instructions 24 hours a day, seven days a week until 11:59 p.m., Eastern Time, on May 4, 2021.
▪Please have your proxy card available and follow the instructions on the proxy card.
•Submit Your Proxy and Voting Instructions by Mail
▪Obtain a printed copy of the proxy card in the manner described in the notice of internet availability.
▪Complete, date and sign your proxy card and return it in the postage-paid envelope provided.
If you submit your proxy and voting instructions via the internet, you do not need to mail a proxy card. The proxies will vote your shares of our common stock at the annual meeting as instructed by the latest dated proxy received from you, whether submitted via the internet or mail. You may also vote in person at the annual meeting.
For a discussion of the treatment of a properly signed and dated proxy card without voting instructions on any or all of the proposals, please see the question below titled “What happens if I do not submit voting instructions for a proposal? What is discretionary voting? What is a broker non-vote?”
Beneficial Owners
If your shares of our common stock are held in a stock brokerage account by a bank, broker, trustee or other nominee, you are considered the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your bank, broker, trustee or other nominee that is considered the shareholder of record of those shares. As the beneficial owner, you have the right to direct your bank, broker, trustee or other nominee on how to vote your shares of our common stock via the internet or telephone, if the bank, broker, trustee or other nominee offers these options or by completing, signing, dating and returning a voting instruction form provided. Your bank, broker, trustee or other nominee will send you instructions on how to submit your voting instructions for shares of our common stock beneficially owned.
What happens if I do not submit voting instructions for a proposal? What is discretionary voting? What is a broker non-vote?
If you are a shareholder of record and you properly complete, sign, date and return a proxy card, your shares of our common stock will be voted as you specify. If you are a shareholder of record and you sign, date and return a proxy card but make no specifications on your proxy card, your shares of our common stock will be voted in accordance with the recommendations of our board of directors, as provided above.
If you are a beneficial owner and you do not provide voting instructions to your bank, broker, trustee or other nominee holding shares of our common stock on your behalf, your beneficially owned shares of our common stock will not be voted with respect to any proposal for which the shareholder of record does not have discretionary authority to vote. Under applicable rules, if you do not provide voting instructions to your bank, broker, trustee or other nominee in advance of the meeting, your bank, broker, trustee or other nominee will have discretionary authority to vote on “routine” proposals. When a proposal is not routine (e.g., the election of directors, the approval of the compensation of our named executive officers, the adoption of the amended and restated 2018 stock incentive plan or any other significant matter), your bank, broker, trustee or other nominee will not be able to vote on the proposal without receiving voting instructions from you. Under applicable rules, the proposal relating to the ratification of the appointment of our independent registered public accounting firm is the only routine proposal being presented at the meeting. Thus, if you are a beneficial owner and you do not provide voting instructions to your bank, broker, trustee or other nominee holding shares on your behalf, your beneficially owned shares may be voted by the record holder only with respect to the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2021.
As noted above, the proposals relating to the election of directors, the compensation of our named executive officers and the adoption of the amended and restated 2018 stock incentive plan are not routine proposals. Accordingly, if you are a beneficial owner and you do not provide voting instructions to your bank, broker, trustee or other nominee holding shares on your behalf, your beneficially owned shares will not be voted with respect to these proposals. Without your voting instructions, a broker non-vote will occur with respect to your beneficially owned shares on each non-discretionary proposal for which you have not provided voting instructions. A “broker non-vote” occurs when a bank,
Sterling Construction | 2021 Proxy Statement | 51 |

broker, trustee or other nominee holding shares for a beneficial owner returns a valid proxy, but does not vote on a particular proposal because it does not have discretionary authority to vote on the matter and has not received voting instructions from the beneficial owner of the shares.
What vote is required, and how will my votes be counted, to elect the director nominees and to approve each of the other proposals discussed in this proxy statement?

Proposal	Voting Options	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes
Election of seven director nominees (Item 1, page 14)	For, against or abstain for each nominee	Majority of the votes cast for each nominee*	No effect	No effect
Advisory vote to approve the compensation of our named executive officers (Item 2, page 37)	For, against or abstain	Affirmative vote of a majority of the shares of common stock present in person or by proxy and entitled to vote on the proposal	Treated as vote against	No effect
Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2021 (Item 3, page 40)	For, against or abstain	Affirmative vote of a majority of the shares of common stock present in person or by proxy and entitled to vote on the proposal	Treated as vote against	N/A
Adoption of the amended and restated 2018 stock incentive plan (Item 4, page 41)	For, against or abstain	Affirmative vote of a majority of the shares of common stock present in person or by proxy and entitled to vote on the proposal	Treated as vote against	No effect
* In uncontested elections, our directors are elected by the affirmative vote of the holders of a majority of the votes cast. If a nominee for director does not receive a majority of votes cast, he or she shall promptly tender his or her resignation to the board. In contested elections (where the number of nominees exceeds the number of directors to be elected), our directors are elected by a plurality of shares of our common stock voted.
_____________________
Can I revoke or change my voting instructions after I deliver my proxy?
Yes. Your proxy can be revoked or changed at any time before it is used to vote your shares of our common stock if you: (1) provide notice in writing to our corporate secretary before the annual meeting; (2) timely provide to us another proxy with a later date; or (3) are present at the annual meeting and either vote in person or notify the corporate secretary in writing at the annual meeting of your wish to revoke your proxy. Your attendance alone at the annual meeting will not be enough to revoke your proxy.
How will we solicit proxies and who pays for soliciting proxies?
We pay all expenses incurred in connection with this solicitation of proxies to vote at the annual meeting. We will also request banks, brokers, trustees and other nominees holding shares of our common stock beneficially owned by others to send this proxy statement and the 2020 annual report to, and obtain voting instructions from, the beneficial owners and will reimburse such shareholders of record for their reasonable expenses in so doing. Solicitation of proxies by notice of internet availability may be supplemented by telephone, email, facsimile transmission, other electronic means, and personal solicitation by our directors, officers and employees. No additional compensation will be paid to directors, officers or employees for such solicitation efforts.
Could other matters be considered and voted upon at the annual meeting?
Our board does not expect to bring any other matter before the annual meeting, and it is not aware of any other matter that may be considered at the annual meeting. However, if any other matter does properly come before the annual
| 52 | Sterling Construction | 2021 Proxy Statement

meeting, each of the proxy holders will vote any shares of our common stock, for which he holds a proxy to vote at the annual meeting, in his discretion.
What happens if the annual meeting is postponed or adjourned?
Unless a new record date is fixed, your proxy will still be valid and may be used to vote shares of our common stock at the postponed or adjourned annual meeting. You will still be able to change or revoke your proxy until it is used to vote your shares.
I share an address with another shareholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?
SEC rules permit companies and intermediaries, such as banks, brokers, trustees or other nominees, to deliver a single set of proxy materials to two or more shareholders sharing the same address, a process known as “householding.” Currently, we do not engage in householding for shareholders of record. However, certain brokerage firms with account holders who are beneficial owners of our common stock may have adopted householding procedures. Once a beneficial owner has received notice from his or her bank, broker, trustee or other nominee that the bank, broker, trustee or other nominee will be householding communications to the beneficial owner’s address, householding will continue until the beneficial owner is notified otherwise or until one or more of the beneficial owners revokes his or her consent.
If you would like to receive separate copies of our proxy materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you may either contact your bank, broker, trustee or other nominee or the Company at the address and telephone number below.
You may also request prompt delivery of additional copies of our proxy materials by contacting the Company at (281) 214-0800 or ℅ Corporate Secretary, Sterling Construction Company, Inc., 1800 Hughes Landing Blvd. — Suite 250, The Woodlands, Texas 77380.

2022 Shareholder Proposals
If you want us to consider including a proposal in next year’s proxy statement, pursuant to Rule 14a-8 of the Exchange Act, you must deliver it in writing to: ℅ Corporate Secretary, Sterling Construction Company, Inc., 1800 Hughes Landing Blvd. — Suite 250, The Woodlands, Texas 77380 by November 24, 2021.
If you want to present a proposal at the next annual meeting but do not wish to have it included in our proxy statement, you must submit it in writing to our corporate secretary, at the above address, by February 4, 2022, in accordance with the specific procedural requirements in our bylaws. If the date of next year’s annual meeting is moved to a date more than 30 days before or 90 days after the anniversary of this year’s annual meeting, the proposal must be received no later than 90 days prior to the date of the 2022 annual meeting or 10 days following the public announcement of the date of the 2022 annual meeting. If you would like a copy of these procedures, please contact our corporate secretary as provided above. Failure to comply with the procedures and deadlines in our bylaws may preclude the presentation of your proposal at our 2022 annual meeting. If a shareholder does not provide such notice timely, proxies solicited on behalf of our board of directors for the next annual meeting will confer discretionary authority to vote with respect to any such matter.
Sterling Construction | 2021 Proxy Statement | 53 |

Annex A – Amended and Restated 2018 Stock Incentive Plan

STERLING CONSTRUCTION COMPANY, INC.
AMENDED AND RESTATED
2018 STOCK INCENTIVE PLAN

1. Purpose. The purpose of the Amended and Restated 2018 Stock Incentive Plan (the “Plan”) is to increase stockholder value and advance the interests of the Company and its Subsidiaries by furnishing a variety of equity incentives designed to (a) attract, retain, and motivate key employees, officers, and directors of the Company and consultants and advisers to the Company and (b) strengthen the mutuality of interests among such persons and the Company’s stockholders.

2. Definitions. As used in the Plan, capitalized terms not otherwise defined herein shall have the meanings set forth in Appendix A.

3. Administration.

3.1 Committee. The Plan shall generally be administered by the Committee. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have plenary authority to administer the Plan, including full power and authority to:

(a) designate Participants;

(b) determine the type or types of Awards to be granted to an Eligible Individual;

(c) determine the number of Shares to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards;

(d) determine the terms and conditions of any Award;

(e) cancel, modify, or waive rights with respect to, or to alter, discontinue, suspend, or terminate Awards;

(f) determine whether, to what extent, and under what circumstances an Award may be settled or exercised in cash, whole Shares, other whole securities, other Awards, other property, or other cash amounts payable by the Company upon the exercise of that or other Awards, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended;

(g) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property, and other amounts payable by the Company with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee;

(h) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan;

(i) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and

(j) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

3.2 Effect of Committee's Determinations. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including the Company, any Subsidiary, any Participant, any holder or beneficiary of any Award, any stockholder of the Company, and any Eligible Individual.

3.3 Delegation. Subject to the terms of the Plan and applicable law, the Committee may delegate to one or more officers or directors of the Company the authority, subject to such terms and limitations as the Committee shall determine, to grant and set the terms of, to cancel, modify, or waive rights with respect to, or to alter, discontinue, suspend, or terminate Awards held by Eligible Individuals who are not officers or directors of the Company for purposes of
Sterling Construction | 2021 Proxy Statement | A-1 |

Section 16 of the Exchange Act, or any successor section thereto; provided, however, that the per share exercise price of any Option or SAR granted under this delegated authority by such officer or director shall be equal to or greater than the fair market value of a share of Common Stock on the later of the date of grant or the date the Participant's employment with or service to the Company commences.

3.4 Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or officers of the Company, and to the extent allowed by Applicable Laws, the Committee and its delegees shall be indemnified by the Company against the reasonable expenses, including attorney's fees, actually incurred in connection with any action, suit or proceeding or in connection with any appeal therein, to which they may be party by reason of any action taken or failure to act under or in connection with the Plan or any Award granted under the Plan, and against all amounts paid by the Committee or its delegees in settlement thereof (provided, however, that the settlement has been approved by the Company, which approval shall not be unreasonably withheld) or paid by the Committee or its delegee in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Committee or delegee did not act in good faith and in a manner which such person reasonably believed to be in the best interests of the Company, or in the case of a criminal proceeding, had no reason to believe that the conduct complained of was unlawful; provided, however, that within 60 days after the institution of any such action, suit or proceeding, such Committee or delegee shall, in writing, offer the Company the opportunity at its own expense to handle and defend such action, suit or proceeding.

4. Eligibility. The Committee, in accordance with Section 3.1, may grant an Award under the Plan to any Eligible Individual.

5. Shares Subject to the Plan.

5.1 Shares Available for Grant. Subject to adjustment as provided in Section 5.4, the maximum number of Shares reserved for issuance under the Plan shall be 3,800,000, representing 1,800,000 shares initially authorized under the Plan, plus an additional 2,000,000 shares authorized in connection with the amendment and restatement of the Plan in 2021.

5.2 Share Counting.

(a) To the extent any Shares covered by an Option or SAR or other Award granted under the Plan are not delivered to a Participant or permitted transferee because the Award is forfeited or canceled, or Shares are not delivered because an Award is paid or settled in cash, such Shares shall not be deemed to have been delivered for purposes of determining the maximum number of Shares available for delivery under this Plan and such shares may again be issued under the Plan. Awards that by their terms may only be settled in cash shall have no effect on the Plan limit in Section 5.1.

(b) In the event that Shares issued as an Award under the Plan are forfeited or reacquired by the Company pursuant to rights reserved upon issuance thereof, such forfeited or reacquired Shares may again be issued under the Plan.

(c) The following Shares may not again be made available for issuance as Awards under the Plan: (i) Shares delivered or withheld in payment of the exercise of an Option or SAR, (ii) Shares delivered or withheld from payment of an Award to satisfy tax obligations with respect to the Award, and (iii) Shares repurchased on the open market with the proceeds of the exercise price of an Option.

(d) With respect to SARs, if the SAR is payable in Shares, all Shares to which the SARs relate are counted against the Plan limits, rather than the net number of Shares delivered upon exercise of the SAR.

5.3 Limitations on Awards. Subject to adjustments as provided in Section 5.4, the following additional limitations are imposed under the Plan:

(a) The maximum number of Shares that may be issued upon exercise of Options intended to qualify as incentive stock options under Section 422 of the Code shall be 3,800,000.

(b) Except with respect to Outside Directors, the maximum number of shares of Common Stock covered by an Award that may be granted to any one Participant in any single fiscal year shall be 500,000 Shares, provided, however, that such limit is multiplied by two (2) for Awards granted to a Participant in the year employment commences.

Sterling Construction | 2021 Proxy Statement | A-2 |

(c) With respect to Outside Directors, the aggregate grant date fair value of Awards under the Plan that may be granted to any one Outside Director in any single fiscal year shall not exceed $300,000.

(d)    Participants who are granted Awards will be required to continue to provide services to the Company (or an Affiliate) for not less than one-year following the date of grant in order for any such Awards to fully or partially vest or be exercisable, provided that no installment may vest or become exercisable earlier than one-year following the date of grant (subject to the Committee's discretion to accelerate the exercisability of such Awards as provided herein). Notwithstanding the foregoing, Awards with respect to an aggregate of up to 190,000 of the Shares reserved for issuance under the Plan pursuant to Section 5.1 may provide for vesting, partially or in full, in less than one-year.

(e) Any Shares delivered pursuant to an Award may consist of authorized and unissued Shares or of treasury Shares, including Shares held by the Company or a Subsidiary and Shares acquired in the open market or otherwise obtained by the Company or a Subsidiary. The issuance of Shares may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

(f) Subject to the terms of the Plan, including the limitations contained in this Section 5.3, the Committee may use available Shares as the form of payment for compensation, grants, or rights earned or due under any other compensation plans or arrangements of the Company or a Subsidiary, including, but not limited to, the Company's annual incentive plan and the plans or arrangements of the Company or a Subsidiary assumed in business combinations.

5.4 Adjustments. In the event that the Committee determines that any dividend or other distribution (whether in the form of cash, Shares, Subsidiary securities, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee to be appropriate to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (a) the number and type of Shares (or other securities or property) with respect to which Awards may be granted, (b) the number and type of Shares (or other securities or property) subject to outstanding Awards, and (c) the grant or exercise price with respect to any Award and, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award and, if deemed appropriate, adjust outstanding Awards to provide the rights contemplated by Section 11.2 hereof; provided, in each case, that with respect to Awards of Incentive Stock Options no such adjustment shall be authorized to the extent that such authority would cause the Plan to violate Section 422(b)(1) of the Code or any successor provision thereto; and provided further that the number of Shares subject to any Award denominated in Shares shall always be a whole number and any fractional Share resulting from the adjustment will be deleted.

6. Stock Options. An Option is a right to purchase Shares from the Company. Options granted under the Plan may be Incentive Stock Options or Nonqualified Stock Options. Any Option that is designated as a Nonqualified Stock Option shall not be treated as an Incentive Stock Option. Each Option granted by the Committee under this Plan shall be subject to the following terms and conditions.

6.1 Exercise Price. The exercise price per Share shall be determined by the Committee, subject to adjustment under Section 5.4; provided that in no event shall the exercise price be less than the fair market value of a Share on the date of grant, except in the case of an Option granted in assumption of or substitution for an outstanding award of a company acquired by the Company or with which the Company combines in accordance with the requirements of Section 409A.

6.2 Number. The number of Shares subject to the Option shall be determined by the Committee, subject to Section 5.3 and subject to adjustment as provided in Section 5.4.

6.3 Duration and Time for Exercise. The term of each Option shall be determined by the Committee, but shall not exceed a maximum term of ten years. Each Option shall become exercisable at such time or times during its term as shall be determined by the Committee, subject to Section 5.3(d). Notwithstanding the foregoing, the Committee may at any time in its discretion accelerate the exercisability of any Option.

6.4 Repurchase. Upon approval of the Committee, the Company may repurchase a previously granted Option from a Participant by mutual agreement before such Option has been exercised by payment to the Participant of the amount per Share by which: (i) the fair market value of the Common Stock subject to the Option on the business day immediately preceding the date of purchase exceeds (ii) the exercise price provided, however, that no such repurchase shall be permitted if prohibited by Section 6.6.
Sterling Construction | 2021 Proxy Statement | A-3 |

6.5 Manner of Exercise. An Option may be exercised, in whole or in part, by giving notice of exercise to the Company (in such form and manner as approved by the Company, which may be electronic), specifying the number of Shares to be purchased, together with payment in full of the exercise price for the number of Shares for which the Option is exercised and all applicable taxes. The Option price shall be payable in United States dollars and may be paid (a) in cash; (b) by check; (c) if approved by the Committee by delivery or attestation of ownership of Shares, which Shares shall be valued for this purpose at the fair market value on the business day that such Option is exercised; (d) by delivery of irrevocable written instructions to a broker approved by the Company (with a copy to the Company) to immediately sell a portion of the Shares, issuable under the Option and to deliver promptly to the Company the amount of sale proceeds to pay the exercise price; (e) if approved by the Committee, through a net exercise procedure whereby the Participant surrenders the Option in exchange for that number of Shares with an aggregate fair market value equal to the difference between the aggregate exercise price of the Options being surrendered and the aggregate fair market value of the Shares subject to the Option, or (f) in such other manner as may be authorized from time to time by the Committee.

6.6 Repricing. Except for adjustments pursuant to Section 5.4 or actions permitted to be taken by the Committee under Section 11.4 in the event of a Change of Control, unless approved by the stockholders of the Company, (a) the exercise or base price for any outstanding Option or SAR granted under this Plan may not be decreased after the date of grant and (b) an outstanding Option or SAR that has been granted under this Plan may not, as of any date that such Option or SAR has a per share exercise or base price that is greater than the then current fair market value of a Share, be surrendered to the Company as consideration for the grant of a new Option or SAR with a lower exercise or base price, shares of Restricted Stock, Restricted Stock Units, an Other Stock-Based Award, a cash payment or Common Stock.

6.7 No Dividend Equivalent Rights. Participants holding Options shall not be entitled to any dividend equivalent rights for any period of time prior to exercise of the Option.

6.8 Incentive Stock Options. Notwithstanding anything in the Plan to the contrary, Options intending to qualify as Incentive Stock Options must comply with the requirements of Section 422.

7. Stock Appreciation Rights. A Stock Appreciation Right, or SAR, is a right to receive, without payment to the Company, a number of Shares, cash or any combination thereof, the number or amount of which is determined pursuant to the formula set forth in Section 7.5. Each SAR granted by the Committee under the Plan shall be subject to the terms and conditions provided herein.

7.1 Number. Each SAR granted to any Participant shall relate to such number of shares of Common Stock as shall be determined by the Committee, subject to adjustment as provided in Section 5.4.

7.2 Exercise Price. The exercise price per Share of a SAR shall be determined by the Committee, subject to adjustment under Section 5.4; provided that in no event shall the exercise price be less than the fair market value of a Share on the date of grant, except in the case of a SAR granted in assumption of or substitution for an outstanding award of a company acquired by the Company or with which the Company combines in accordance with the requirements of Section 409A.

7.3 Duration and Time for Exercise. The term of each SAR shall be determined by the Committee, but shall not exceed a maximum term of ten years. Each SAR shall become exercisable at such time or times during its term as shall be determined by the Committee, subject to Section 5.3(d). Notwithstanding the foregoing, the Committee may at any time in its discretion accelerate the exercisability of any SAR.

7.4 Exercise and Payment. A SAR may be exercised, in whole or in part, by giving written notice to the Company, specifying the number of SARs that the holder wishes to exercise. The date that the Company receives such written notice shall be referred to herein as the “exercise date.” Upon exercise of a SAR, the holder shall be entitled to receive from the Company an amount equal to the number of Shares subject to the SAR that are being exercised multiplied by the excess of (a) the fair market value of a Share on the exercise date, over (b) the exercise price specified of the SAR. Payment shall be made in the form of Shares, cash or a combination thereof, as determined by the Committee.

7.5 No Dividend Equivalent Rights. Participants holding SARs shall not be entitled to any dividend equivalent rights for any period of time prior to exercise of the SAR.

8. Restricted Stock. An award of Restricted Stock shall be subject to such restrictions on transfer and forfeitability provisions and such other terms and conditions, including the attainment of specified performance goals, as the Committee may determine, subject to the provisions of the Plan.
Sterling Construction | 2021 Proxy Statement | A-4 |

8.1 The Restricted Period. At the time an award of Restricted Stock is made, the Committee shall establish, subject to Section 5.3(d), a period of time during which the transfer of the shares of Restricted Stock shall be restricted and after which the shares of Restricted Stock shall be vested (the “Restricted Period”). Each award of Restricted Stock may have a different Restricted Period. The expiration of the Restricted Period shall also occur in the event of termination of employment under the circumstances provided in the Award Agreement.

8.2 Escrow. The Participant receiving Restricted Stock shall enter into an Award Agreement with the Company setting forth the conditions of the grant. Any certificates representing shares of Restricted Stock shall be registered in the name of the Participant and deposited with the Company, together with a stock power endorsed in blank by the Participant. Each such certificate shall bear a legend in substantially the following form:

The transferability of this certificate and the shares of Common Stock represented by it are subject to the terms and conditions (including conditions of forfeiture) contained in the Sterling Construction Company, Inc. Amended and Restated 2018 Stock Incentive Plan, as it may be amended (the “Plan”), and an agreement entered into between the registered owner and Sterling Construction Company, Inc. thereunder. Copies of the Plan and the agreement are on file at the principal office of the Company.

Alternatively, in the discretion of the Company, ownership of the shares of Restricted Stock and the appropriate restrictions shall be reflected in the records of the Company's transfer agent and no physical certificates shall be issued.

8.3 Dividends on Restricted Stock. Any and all cash and stock dividends paid with respect to the shares of Restricted Stock may accrue during the Restricted Period if the Committee, in its discretion, so prescribes in the Award Agreement. Payment of such accrued dividends will be subject to such restrictions on transfer and forfeitability and such other terms and conditions, including attainment of specified performance goals, as are applicable to the underlying shares of Restricted Stock.

8.4 Forfeiture. In the event of the forfeiture of any shares of Restricted Stock under the terms provided in the Award Agreement (including any additional shares of Restricted Stock that may result from the reinvestment of cash and stock dividends, if so provided in the Award Agreement), such forfeited shares shall be surrendered and any certificates cancelled. The Participants shall have the same rights and privileges, and be subject to the same forfeiture provisions, with respect to any additional Shares received pursuant to Section 5.4 due to a recapitalization or other change in capitalization.

8.5 Expiration of Restricted Period. Upon the expiration or termination of the Restricted Period and the satisfaction of any other conditions prescribed by the Committee, the restrictions applicable to the Restricted Stock shall lapse and the number of shares of Restricted Stock with respect to which the restrictions have lapsed shall be delivered, free of all such restrictions and legends, except any that may be imposed by law, to the Participant.

8.6 Rights as a Stockholder. Subject to the terms and conditions of the Plan and subject to any restrictions on the receipt of dividends that may be imposed in the Award Agreement, each Participant receiving Restricted Stock shall have all the rights of a stockholder with respect to shares of stock during the Restricted Period, including without limitation, the right to vote any Shares.

9. Restricted Stock Units. A Restricted Stock Unit, or RSU, represents the right to receive from the Company on the respective scheduled vesting or payment date for such RSU, one share of Common Stock. An award of RSUs may be subject to the attainment of specified performance goals or targets, forfeitability provisions and such other terms and conditions as the Committee may determine, subject to the provisions of the Plan.

9.1 Vesting Period. At the time an award of RSUs is made, the Committee shall establish, subject to Section 5.3(d), a period of time during which the RSUs shall vest (the “Vesting Period”). Each award of RSUs may have a different Vesting Period. The acceleration of the expiration of the Vesting Period shall occur in the event of termination of employment under the circumstances provided in the Award Agreement.

9.2 Dividend Equivalent Accounts. Subject to the terms and conditions of this Plan and the applicable Award Agreement, as well as any procedures established by the Committee, the Committee may determine to accrue dividend equivalent rights with respect to RSUs and the Company shall establish an account for the Participant and reflect in that account any securities, cash or other property comprising any dividend or property distribution with respect to the Share underlying each RSU. Any and all dividend equivalent rights with respect to the RSUs shall be subject to the same vesting and forfeitability conditions, including attainment of any performance goals, applicable to the underlying RSUs.

Sterling Construction | 2021 Proxy Statement | A-5 |

9.3 Rights as a Stockholder. Subject to the restrictionhs imposed under the terms and conditions of this Plan and subject to any other restrictions that may be imposed in the Award Agreement, each Participant receiving RSUs shall have no rights as a stockholder with respect to such RSUs until such time as Shares are issued to the Participant.

10. Other Stock-Based Awards. The Committee is hereby authorized to grant to Eligible Individuals an “Other Stock-Based Award,” which shall consist of an Award that is not an instrument or Award specified in Sections 6 through 9 of this Plan, the value of which is based in whole or in part on the value of Shares. Other Stock-Based Awards may be awards of Shares or may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible or exchangeable into or exercisable for Shares), as deemed by the Committee consistent with the purposes of the Plan. The Committee shall determine the terms and conditions of any such Other Stock-Based Award and may provide that such awards would be payable in whole or in part in cash.

10.1 Vesting Period. At the time an award of an Other Stock-Based Award is made, the Committee shall establish, subject to Section 5.3(d), a period of time during which the Other Stock-Based Award shall vest (the “Vesting Period”). Each award of an Other Stock-Based Award may have a different Vesting Period. The acceleration of the expiration of the Vesting Period shall occur in the event of termination of employment under the circumstances provided in the Award Agreement.

10.2 Dividend Equivalent Accounts. Subject to the terms and conditions of this Plan and the applicable Award Agreement, as well as any procedures established by the Committee, the Committee may determine to accrue dividend equivalent rights with respect to an Other Stock-Based Award and the Company shall establish an account for the Participant and reflect in that account any securities, cash or other property comprising any dividend or property distribution with respect to the Share underlying each such Award. Any and all dividend equivalent rights with respect to the Award shall be subject to the same vesting and forfeitability conditions, including attainment of any performance goals, applicable to the underlying Award.

11. General.

11.1 Amendment or Discontinuance of the Plan. The Board may amend or discontinue the Plan at any time; provided, however, that no such amendment may

(a) without the approval of the stockholders, (i) increase, subject to adjustments permitted herein, the maximum number of shares of Common Stock that may be issued through the Plan, (ii) materially increase the benefits accruing to Participants under the Plan, (iii) materially expand the classes of persons eligible to participate in the Plan, (iv) expand the types of Awards available for grant under the Plan, (v) materially extend the term of the Plan, (vi) materially change the method of determining the exercise price of Options or SARs, or (vii) amend Section 6.6 to permit a reduction in the exercise price of Options or SARs; or

(b) materially impair, without the consent of the recipient, an Award previously granted.

11.2 Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee is hereby authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 5.4 hereof) affecting the Company, or the financial statements of the Company or any Subsidiary, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

11.3 Cancellation. Any provision of this Plan or any Award Agreement to the contrary notwithstanding, if permitted by Section 409A, the Committee may cause any Award granted hereunder to be canceled in consideration of a cash payment or alternative Award made to the holder of such canceled Award equal in value to such canceled Award. Notwithstanding the foregoing, except for adjustments permitted under Sections 5.4 and 11.2, no action by the Committee shall, unless approved by the stockholders of the Company, (a) cause a reduction in the exercise price of Options or SARs granted under the Plan or (b) permit an outstanding Option or SAR with an exercise price greater than the current fair market value of a Share to be surrendered as consideration for a new Option or SAR with a lower exercise price, shares of Restricted Stock, Restricted Stock Units, and Other Stock-Based Award, or Common Stock.

11.4 Change of Control.

(a) Unless otherwise provided in an Award Agreement, upon a Change of Control: (i) all Options and SARs shall become immediately exercisable with respect to 100% of the Shares subject to such Options or SARS, (ii) all time-vesting restrictions on other Awards shall lapse, and (iii) all performance measures applicable
Sterling Construction | 2021 Proxy Statement | A-6 |

to outstanding Awards subject to performance conditions will be disregarded and the Award will vest at the target payout level.

(b) In addition, in the event of a Change of Control, the Committee may in its sole and absolute discretion and authority, without obtaining the approval or consent of the Company's stockholders or any Participant with respect to his or her outstanding Awards, take one or more of the following actions:

(i) arrange for or otherwise provide that each outstanding Award shall be assumed or a substantially similar award shall be substituted by a successor corporation or a parent or subsidiary of such successor corporation;

(ii) require that all outstanding Options and SARs be exercised on or before a specified date (before or after such Change of Control) fixed by the Committee, after which specified date all unexercised Options and SARs shall terminate;

(iii) arrange or otherwise provide for the payment of cash or other consideration to Participants representing the value of such Awards in exchange for the satisfaction and cancellation of outstanding Awards; provided, however, that the case of any Option or SAR with an exercise price that equals or exceeds the price paid for a Share in connection with the Change of Control, the Committee may cancel the Option or SAR without the payment of consideration therefor; or

(iv) make such other modifications, adjustments or amendments to outstanding Awards or this Plan as the Committee deems necessary or appropriate, subject however to the terms of Section 5.4.

11.5 Withholding.

(a) A Participant shall be required to pay to the Company, and the Company shall have the right to deduct from all amounts paid to a Participant (whether under the Plan or otherwise), any taxes required by law to be paid or withheld in respect of Awards hereunder to such Participant.

(b) At any time that a Participant is required to pay to the Company an amount required to be withheld under the applicable tax laws in connection with the issuance of Shares under the Plan, the Participant may, if permitted by the Committee, satisfy this obligation in whole or in part by delivering currently owned Shares or by electing (the “Election”) to have the Company withhold from the issuance Shares, which Shares shall have a value at least equal to the minimum amount required to be withheld for federal and state tax purposes, including payroll taxes, and not in excess of the applicable estimated incremental tax rate, provided such rate will not cause adverse accounting consequences and is permitted under applicable IRS withholding rules. The value of the Shares delivered or withheld shall be based on the fair market value of the Shares on the date as of which the amount of tax to be withheld shall be determined in accordance with applicable tax laws (the “Tax Date”).

(c) Each Election to have Shares withheld must be made prior to the Tax Date. If a Participant wishes to deliver Shares in payment of taxes, the Participant must so notify the Company prior to the Tax Date. If a Participant makes an election under Section 83(b) of the Code with respect to shares of Restricted Stock, an Election to have Shares withheld is not permitted; provided, however, that no election under Section 83(b) of the Code may be made unless permitted by the terms of the applicable Award Agreement or by written consent of the Committee.

11.6 Transferability.

(a) No Awards granted hereunder may be sold, transferred, pledged, assigned, or otherwise encumbered by a Participant except:

(i) by will;

(ii) by the laws of descent and distribution;

(iii) pursuant to a domestic relations order, as defined in the Code, if permitted by the Committee and so provided in the Award Agreement or an amendment thereto; or

(iv) if permitted by the Committee and so provided in the Award Agreement or an amendment thereto, Options may be transferred or assigned (A) to Immediate Family Members, (B) to a partnership in which Immediate Family Members, or entities in which Immediate Family Members are the owners,
Sterling Construction | 2021 Proxy Statement | A-7 |

members or beneficiaries, as appropriate, are the partners, (C) to a limited liability company in which Immediate Family Members, or entities in which Immediate Family Members are the owners, members or beneficiaries, as appropriate, are the members, or (D) to a trust for the benefit of Immediate Family Members; provided, however, that no more than a de minimis beneficial interest in a partnership, limited liability company, or trust described in (B), (C) or (D) above may be owned by a person who is not an Immediate Family Member or by an entity that is not beneficially owned solely by Immediate Family Members.

(b) To the extent that an Incentive Stock Option is permitted to be transferred during the lifetime of the Participant, it shall be treated thereafter as a Nonqualified Stock Option. Any attempted assignment, transfer, pledge, hypothecation, or other disposition of Awards, or levy of attachment or similar process upon Awards not specifically permitted herein, shall be null and void and without effect. The designation of a Designated Beneficiary shall not be a violation of this Section 11.6(b).

11.7 Share Certificates. Any certificates or book or electronic entry ownership evidence for Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares or other securities are then listed, and any applicable federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

11.8 No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the grant of options, stock appreciation rights, restricted stock, and other types of Awards provided for hereunder (subject to stockholder approval of any such arrangement if approval is required), and such arrangements may be either generally applicable or applicable only in specific cases.

11.9 No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of or as a consultant or adviser to the Company or any Subsidiary or in the employ of or as a consultant or adviser to any other entity providing services to the Company. The Company or any Subsidiary or any such other entity may at any time dismiss a Participant from employment, or terminate any arrangement pursuant to which the Participant provides services to the Company or a Subsidiary, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement. No Eligible Individual or other person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Eligible Individuals, Participants or holders or beneficiaries of Awards.

11.10 Effect of Termination of Continuous Service. In the event of a Participant's termination of Continuous Service for any reason, any Awards may be exercised, shall vest or shall expire at such times as may be determined by the Committee and provided for in the Award Agreement or an amendment thereto.

11.11 Governing Law. The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of the State of Delaware.

11.12 Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

11.13 No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

11.14 No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated, or otherwise eliminated.

Sterling Construction | 2021 Proxy Statement | A-8 |

11.15 Compliance with Law.

(a) U.S. Securities Laws. This Plan, the grant of Awards, the exercise of Options and SARs under this Plan, and the obligation of the Company to sell or deliver any of its securities pursuant to Awards under this Plan shall be subject to all Applicable Laws. In the event that the Shares are not registered under the Securities Act, or any applicable state securities laws prior to the delivery of such Shares, the Company may require, as a condition to the issuance thereof, that the persons to whom Shares are to be issued represent and warrant in writing to the Company that such Shares are being acquired by him or her for investment for his or her own account and not with a view to, for resale in connection with, or with an intent of participating directly or indirectly in, any distribution of such Shares within the meaning of the Securities Act, and a legend to that effect may be placed on the certificates representing the Shares.

(b) Other Jurisdictions. To facilitate the making of any grant of an Award under this Plan, the Committee may provide for such special terms for Awards to Participants who are foreign nationals or who are employed by the Company or any Affiliate outside of the United States of America as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. The Company may adopt rules and procedures relating to the operation and administration of this Plan to accommodate the specific requirements of local laws and procedures of particular countries. Without limiting the foregoing, the Company is specifically authorized to adopt rules and procedures regarding the conversion of local currency, taxes, withholding procedures and handling of stock certificates which vary with the customs and requirements of particular countries. The Company may adopt sub-plans and establish escrow accounts and trusts as may be appropriate or applicable to particular locations and countries.

11.16 Section 409A of the Code. The Plan is intended to comply with Section 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted and administered to be in compliance therewith. Any payments described in the Plan that are due within the “short-term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless any Applicable Law requires otherwise. Notwithstanding anything to the contrary in the Plan, to the extent required to avoid accelerated taxation and tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan during the six (6) month period immediately following a Participant's termination of Continuous Service shall instead be paid on the first payroll date after the six-month anniversary of the Participant's separation from service (or the Participant's death, if earlier). Notwithstanding the foregoing, neither the Company nor the Committee shall have any obligation to take any action to prevent the assessment of any excise tax or penalty on any Participant under Section 409A and neither the Company nor the Committee will have any liability to any Participant for such tax or penalty.

11.17 Deferral Permitted. Payment of cash or distribution of any Shares to which a Participant is entitled under any Award shall be made as provided in the Award Agreement. Payment may be deferred at the option of the Participant if provided in the Award Agreement.

11.18 Clawback Provisions. All Awards (including any proceeds, gains or other economic benefit the Participant actually or constructively receives upon receipt or exercise of any Award or the receipt or resale of any Shares underlying the Award) will be subject to any Company clawback policy implemented to comply with Applicable Laws, including any clawback policy adopted to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, as set forth in such a clawback policy or the Award Agreement.

11.19 Headings. Headings are given to the subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

12. Term of the Plan. Subject to Section 11.1, no Awards may be granted under the Plan after May 5, 2031, which is ten years after the date the Plan was last approved by the Company's stockholders; provided, however, that Awards granted prior to such date shall remain in effect until such Awards have either been satisfied, expired or canceled under the terms of the Plan, and any restrictions imposed on Shares in connection with their issuance under the Plan have lapsed.

Sterling Construction | 2021 Proxy Statement | A-9 |

STERLING CONSTRUCTION COMPANY, INC.
2018 STOCK INCENTIVE PLAN

APPENDIX A: DEFINITIONS

As used in the Plan, the following definitions shall apply:

“Award” shall mean any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, or Other Stock-Based Award.

“Award Agreement” shall mean any written or electronic notice of grant, agreement, contract or other instrument or document evidencing any Award, which the Company may, but need not, require a Participant to execute, acknowledge, or accept.

“Applicable Law” means the legal requirements relating to the administration of options and share-based plans under applicable U.S. federal and state laws, the Code, any applicable stock exchange or automated quotation system rules or regulations, and the applicable laws of any other country or jurisdiction where Awards are granted, as such laws, rules, regulations and requirements shall be in place from time to time.

“Board” shall mean the Board of Directors of the Company.

“Change of Control” shall mean the occurrence of any of the following events: a “Change in Ownership”, a “Change in Effective Control,” or a “Change in Ownership Assets,” as those terms are defined below.

(i) A “Change in Ownership.”

(A) A Change in Ownership shall be deemed to occur on the date that any Person or Group (as those terms are defined below) acquires ownership of Common Stock that, together with stock held by that Person or Group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the Common Stock.

(B) If any Person or Group is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the Common Stock, the acquisition of additional stock by the same Person or Group is not considered to cause a Change in Ownership or to cause a Change in Effective Control.

(C) An increase in the percentage of Common Stock owned by any Person or Group as a result of a transaction in which the Company acquires its own stock in exchange for property (but not when the Company acquires its own stock for cash) will be treated as an acquisition of stock for purposes of this Plan.

(ii) A “Change in Effective Control.” A Change in Effective Control shall be deemed to occur on the date on which a majority of the Board is replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the appointment or election.

(iii) A “Change in Ownership of Assets.”

(A) A Change in Ownership of Assets shall be deemed to occur on the date that any Person or Group acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such Person or Group) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions. For purposes of this Section (iii) –

(I) the Company means and includes its consolidated subsidiaries; and

(II) gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

(B) There is no change of control event under this Section (iii) when there is a transfer to an entity that is controlled by the stockholders of the Company immediately after the transfer.

Sterling Construction | 2021 Proxy Statement | A-10 |

(C) A transfer of assets by the Company is not treated as a change in the ownership of such assets if the assets are transferred to –

(I) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to its Common Stock;

(II) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company;

(III) a Person or Group that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company; or

(IV) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person or Group described in the immediately preceding Subsection (III).

(D) Except as otherwise provided above in Section (iii)(C)(III), a person’s status is determined immediately after the transfer of the assets. For example, a transfer to a corporation in which the Company has no ownership interest before the transaction, but that is a majority-owned subsidiary of the Company after the transaction, is not a Change in Ownership of Assets.

Notwithstanding the above and solely with respect to any Award that constitutes “deferred compensation” subject to Section 409A and that is payable on account of a Change of Control (including any installments or stream of payments that are accelerated on account of a Change of Control), a Change of Control shall occur only if such event also constitutes a “change in the ownership”, “change in effective control”, and/or a “change in the ownership of a substantial portion of assets” of the Company as those terms are defined under Treasury Regulation §1.409A-3(i)(5), but only to the extent necessary to establish a time or form of payment that complies with Section 409A, without altering the definition of Change of Control for purposes of determining whether a Participant's rights to such Award become vested or otherwise unconditional upon the Change of Control.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means one or more committees or subcommittees of the Board appointed by the Board to administer the Plan in accordance with Section 3.1 of the Plan. With respect to any decision relating to a Reporting Person, the Committee shall consist of two or more Outside Directors who are disinterested within the meaning of Rule 16b-3. Unless and until determined otherwise by the Board, the Committee shall be the Compensation Committee of the Board.

“Common Stock” shall mean the Company's common stock, $0.01 par value per share.

“Company” shall mean Sterling Construction Company, Inc.

“Continuous Service” means the absence of any interruption or termination of service as an Eligible Individual. Continuous Service shall not be considered interrupted in the case of: (i) sick leave; (ii) military leave; or (iii) any other leave of absence approved by the Committee, provided that such leave is for a period of not more than 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to Company policy adopted from time to time.

“Designated Beneficiary” shall mean the beneficiary designated by the Participant, in a manner determined by the Committee, to receive the benefits due the Participant under the Plan in the event of the Participant's death. In the absence of an effective designation by the Participant, Designated Beneficiary shall mean the Participant's estate.

“Effective Date” shall mean the date this Plan is approved by the Company's stockholders.

“Eligible Individual” shall mean (i) any person providing services as an officer of the Company or a Subsidiary, whether or not employed by such entity, including any such person who is also a director of the Company; (ii) any employee of the Company or a Subsidiary, including any director who is also an employee of the Company or a Subsidiary; (iii) Outside Directors; (iv) any officer or employee of an entity with which the Company has contracted to receive executive, management, or legal services who provides services to the Company or a Subsidiary through such arrangement; and (v) any consultant or adviser to the Company, a Subsidiary, or to an entity described in clause (iv) hereof who provides services to the Company or a Subsidiary through such arrangement.

Sterling Construction | 2021 Proxy Statement | A-11 |

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

“Fair Market Value” shall mean, except as provided below in connection with a cashless exercise through a broker: (i) if the Common Stock is listed on an established stock exchange or any automated quotation system that provides sale quotations, the closing sale price for a share of the Common Stock on such exchange or quotation system on the date as of which fair market value is to be determined; (ii) if the Common Stock is not listed on any exchange or quotation system, but bid and asked prices are quoted and published, the mean between the quoted bid and asked prices on the date as of which fair market value is to be determined, and if bid and asked prices are not available on such day, on the next preceding day on which such prices were available; and (iii) if the Common Stock is not regularly quoted, the fair market value of a share of Common Stock on the date as of which fair market value is to be determined, as established by the Committee in good faith. In the context of a cashless exercise through a broker, the Fair Market Value shall be the price at which the Common Stock subject to the stock option is actually sold in the market to pay the option exercise price.

“Immediate Family Members” shall mean the spouse and natural or adopted children or grandchildren of the Participant and his or her spouse.

“Incentive Stock Option” shall mean an option granted under Section 6 of the Plan that is intended to meet the requirements of Section 422 or any successor provision thereto.

“Nonqualified Stock Option” shall mean an option granted under Section 6 of the Plan that is not intended to be an Incentive Stock Option.

“Option” shall mean an Incentive Stock Option or a Nonqualified Stock Option.

“Other Stock-Based Award” shall mean any right or award granted under Section 10 of the Plan.

“Outside Directors” shall mean members of the Board who are not employees of the Company.

“Participant” shall mean any Eligible Individual granted an Award under the Plan.

“Person” shall mean any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof, or other entity.

“Reporting Person” means an officer, director, or greater than ten percent stockholder of the Company within the meaning of Rule 16a-2 under the Exchange Act, who is required to file reports pursuant to Rule 16a-3 under the Exchange Act.

“Restricted Stock” shall mean any restricted stock granted under Section 8 of the Plan.

“Restricted Stock Unit” or “RSU” shall mean any restricted stock unit granted under Section 9 of the Plan.

“Section 409A” shall mean Section 409A of the Code and all regulations and guidance promulgated thereunder as in effect from time to time.

“Section 422” shall mean Section 422 of the Code and all regulations and guidance promulgated thereunder as in effect from time to time.

“Securities Act” means of the Securities Act of 1933, as amended.

“Shares” shall mean the shares of Common Stock and such other securities of the Company or a Subsidiary as the Committee may from time to time designate.

“Stock Appreciation Right” or “SAR” shall mean any right granted under Section 7 of the Plan.

“Subsidiary” shall mean (i) any corporation or other entity in which the Company possesses directly or indirectly equity interests representing at least 50% of the total ordinary voting power or at least 50% of the total value of all classes of equity interests of such corporation or other entity and (ii) any other entity in which the Company has a direct or indirect economic interest that is designated as a Subsidiary by the Committee.

Sterling Construction | 2021 Proxy Statement | A-12 |

VOTE IN PERSON
You may vote these shares in person by attending the Annual Meeting. Please bring proper identification. If you plan to attend the annual meeting in person, you can obtain directions to our headquarters located at 1800 Hughes Landing Boulevard, Suite 250, The Woodlands, Texas by contacting our corporate secretary at (281) 214-0800.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D35048-P48435

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

STERLING CONSTRUCTION COMPANY, INC.

The Board of Directors recommends you vote FOR the following proposals:

1. Election of Directors

Nominees:

	For	Against	Abstain
1a. Roger A. Cregg	☐	☐	☐
1b. Joseph A. Cutillo	☐	☐	☐
1c. Raymond F. Messer	☐	☐	☐
1d. Dana C. O'Brien	☐	☐	☐
1e. Charles R. Patton	☐	☐	☐
1f. Thomas M. White	☐	☐	☐
1g. Dwayne A. Wilson	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D35049-P48435

STERLING CONSTRUCTION COMPANY, INC.
Annual Meeting of Stockholders
May 5, 2021 8:30 AM CDT
This proxy is solicited by the Board of Directors

By signing, you hereby revoke all prior proxies, and you hereby appoint Ronald A. Ballschmiede, Executive Vice President, Chief Financial Officer, and Chief Accounting Officer, and Mark D. Wolf, General Counsel, Chief Compliance Officer, and Corporate Secretary, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of the common stock of STERLING CONSTRUCTION COMPANY, INC. that the stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 AM, CDT on Wednesday, May 5, 2021, at the Company's headquarters at 1800 Hughes Landing Blvd., Suite 250, The Woodlands, TX 77380, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side